Exhibit (a)(1)(A)

LUNA INNOVATIONS INCORPORATED

SUMMARY TERM SHEET — OVERVIEW

OFFER TO EXCHANGE

CERTAIN OUTSTANDING STOCK OPTION GRANTS FOR

NEW STOCK OPTION GRANTS

This offer and withdrawal rights will expire at 12:00 midnight, U.S. Eastern Time, on October 18, 2010, unless extended.

By this Offer to Exchange Certain Outstanding Stock Option Grants for New Stock Option Grants (the “Exchange Offer” or the “Offer”), Luna Innovations Incorporated, which we refer to in this document as “we,” “us” or “Luna Innovations” is giving each Eligible Optionholder the opportunity to exchange voluntarily eligible options for new options that will represent the right to purchase fewer shares at a lower exercise price than the eligible option, as described herein or as may be amended.

You are an “Eligible Optionholder” if:

•

On the date this option exchange commences, you are employed in the U.S. by us and you are not (i) a director who serves on our board of directors, or (ii) one of our officers who files reports under Section 16(a) of the Securities Exchange Act of 1934, as amended (“Section 16 Officers”); and

•	You continue to be employed in the U.S. by us on, and have not submitted or received a notice of employment termination on or prior to, the date the new options are granted.

If you are an Eligible Optionholder, you may elect to exchange any Luna Innovations stock option which has been granted to you under our Amended and Restated 2006 Equity Incentive Plan (the “2006 Plan”) in the program if it has an exercise price per share greater than or equal to the greater of:

•	$2.75,

•	the closing price of our common stock as reported on the NASDAQ Capital Market (“NASDAQ”) on the expiration date of the Exchange Offer, or

•	125% of the average closing price of our common stock as reported on NASDAQ for the 60-day period ending on the expiration date of the Exchange Offer.

Option grants meeting this criteria held by Eligible Optionholders are “Eligible Options.” The option grants which are issued pursuant to this Exchange Offer in exchange for the Eligible Options are “New Options.”

If the closing price of our common stock as reported on the NASDAQ on the expiration date of the Exchange Offer is equal to or greater than $5.00 per share, the exchange offer will automatically, without further action by Luna Innovations or its board of directors, terminate and no options would be eligible or accepted for exchange.

The expiration date of the Exchange Offer is October 18, 2010 (unless extended). The expiration date is sometimes, in other documents related to or describing the Exchange Offer, referred to as the “closing date.”

If you choose to participate in this Exchange Offer and tender Eligible Options for exchange, and if we accept your tendered Eligible Options, you will receive a New Option that will have substantially the same terms and conditions as the surrendered Eligible Option it replaces, except that:

•

Your New Option will represent the right to purchase fewer shares than the Eligible Option tendered for exchange. To determine the number of shares subject to your New Option, we will use an exchange ratio that is designed to maintain approximately the same fair value, for accounting purposes, for the New Option (at the time of grant) as the fair value of the Eligible Option you surrender for exchange (at the time immediately prior to cancellation). The exchange ratios used in the Exchange Offer will be calculated using the Black-Scholes option pricing model (as described below in Section 8 (“Source and Amount of Consideration; Terms of New Options”) of this Exchange Offer) and based upon the greater of (i) the closing price of our common stock as reported on NASDAQ on the second business day prior to the expiration date of the Exchange Offer (the “Exchange Ratio Determination Date”) or (ii) 125% of the average closing price of our common stock as reported on NASDAQ for the 60-day period ending on the Exchange Ratio Determination Date. You will receive an e-mail communication before 12:00 Midnight U.S Eastern Time on the Exchange Ratio Determination Date with the final numbers of shares that will be subject to any New Option you would receive in exchange for properly tendered Eligible Options.

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The exercise price per share for your New Option will be equal to the greater of (i) the closing price of our common stock as reported on NASDAQ on the expiration date of the Exchange Offer (the “Market Price”) or (ii) 125% of the average closing price of our common stock as reported on NASDAQ for the 60-day period ending on the expiration date of the Exchange Offer.

•	Each New Option will have the same vesting schedule and expiration date as the tendered Eligible Option.

The commencement date of this Exchange Offer is scheduled for September 20, 2010. We are making this Exchange Offer upon the terms and subject to the conditions described in this Exchange Offer document and in the related Election Form and Eligible Option Information Sheet distributed with this Exchange Offer document. You are not required to participate in this Exchange Offer. If you tender one Eligible Option in this Exchange Offer, you do not need to tender any other Eligible Options you may hold. Eligible Options properly tendered in this offer and accepted by us for exchange will be cancelled and the New Options granted as of the expiration date of this Exchange Offer.

See “Risk Factors” beginning on page 8 for a discussion of risks and uncertainties that you should consider before tendering your Eligible Options.

Shares of our common stock are quoted on NASDAQ under the symbol “LUNA.” On September 16, 2010, the closing price of our common stock as reported on NASDAQ was $2.12 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to participate in the Exchange Offer.

You should direct questions about the Exchange Offer or requests for assistance (including requests for additional or paper copies of this Exchange Offer document, the Election Form, your Eligible Option Information Sheet or other documents relating to this Exchange Offer) to Kimberly Bush, our Stock Plan Administrator, at 1 Riverside Circle, Suite 400, Roanoke, Virginia 24016, or by calling (540) 769-8467 or sending an email to stockadmin@lunainnovations.com.

IMPORTANT

If you wish to tender any or all of your Eligible Options for exchange, you must properly complete and sign the accompanying Election Form and your Eligible Option Information Sheet and deliver both properly completed and signed documents to us so that we receive them before 12:00 midnight, U.S. Eastern Time, on October 18, 2010 (or such later date as may apply if this Exchange Offer is extended), by one of the following means:

By Mail or Courier

Luna Innovations Incorporated

1 Riverside Circle, Suite 400

Roanoke, VA 24016

Attention: Kimberly Bush, Stock Plan Administrator

Phone: (540) 769-8467

By Facsimile

Luna Innovations Incorporated

Attention: Kimberly Bush, Stock Plan Administrator

Facsimile: (540) 769-8401

By Hand or Interoffice Mail (Before 5:00 p.m. U.S. Eastern Time on October 18, 2010)

Attention: Kimberly Bush, Stock Plan Administrator

By Email (By PDF or similar imaged document file)

stockadmin@lunainnovations.com

You do not need to return your stock option agreements for your Eligible Options to be exchanged in this Exchange Offer.

Although our board of directors has approved the Exchange Offer, consummation of the Exchange Offer is subject to the satisfaction or waiver of the conditions described in Section 6 (“Conditions of This Exchange Offer”) of this Exchange Offer including without limitation, the condition that the Market Price not be equal to or greater than $5.00. Neither we nor our board of directors makes any recommendation as to whether you should tender, or refrain from tendering, any or all of your Eligible Options in the Exchange Offer. You must make your own decision whether to tender any or all of your Eligible Options. You should consult your personal outside advisors if you have questions about your financial or tax situation as it relates to this Exchange Offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or passed upon the fairness or merits of this transaction or the accuracy or adequacy of the information contained in this Exchange Offer. Any representation to the contrary is a criminal offense.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR ELIGIBLE OPTIONS PURSUANT TO THIS EXCHANGE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS EXCHANGE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED ELECTION FORM. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU SHOULD NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

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SUMMARY TERM SHEET — QUESTIONS AND ANSWERS

The following are answers to some of the questions that you may have about this Exchange Offer. We encourage you to carefully read the remainder of this Offer to Exchange Certain Outstanding Stock Option Grants for New Stock Option Grants document and the accompanying Election Form and Eligible Option Information Sheet. Where appropriate, we have included references to the relevant sections of this Exchange Offer document where you can find a more complete description of the topics in this summary.

Q1.	What questions are answered in this Summary Term Sheet?

No.	Question	Page

Q1	What questions are answered in this Summary Term Sheet?	1

Q2	Why are we offering the option exchange program?	2

Q3	Who is eligible to participate in the Exchange Offer?	2

Q4	What securities are we offering Eligible Optionholders the opportunity to tender in the Exchange Offer?	2

Q5	Are there any differences between the New Options and the Eligible Options?	3

Q6	What are the conditions of this Exchange Offer?	3

Q7	What will be the exercise price per share of the New Options?	3

Q8	If I participate in this Exchange Offer and my tendered options are accepted, when will I receive my New Options?	3

Q9	When will the New Options vest?	4

Q10	What happens to my New Options if I cease to provide services to Luna Innovations?	4

Q11	How many shares will I be able to acquire upon the exercise of my New Option?	4

Q12	When will my New Options expire?	4

Q13	Must I participate in this Exchange Offer?	4

Q14	How should I decide whether or not to exchange my Eligible Options for New Options?	5

Q15	How do I find out how many Eligible Options I have and what their exercise prices are?	5

Q16	Can I exchange option grants that I have already fully exercised?	5

Q17	Can I exchange the remaining portion of an Eligible Option that I have already partially exercised?	5

Q18	Can I exchange a portion of an Eligible Option?	5

Q19	What if I am on an authorized leave of absence on the date of this Exchange Offer or on the grant date of the New Options?	5

Q20	What if my employment with Luna Innovations ends before the expiration date of the Exchange Offer?	5

Q21	Will I owe taxes if I exchange my Eligible Options in this Exchange Offer?	5

Q22	Will I owe taxes if I do not participate in this Exchange Offer?	6

Q23	What happens if, after the grant date of the New Options, my New Options end up being underwater again?	6

Q24	What happens to Eligible Options that I choose not to tender or that are not accepted for exchange in this Exchange Offer?	6

Q25	If I tender Eligible Options in this Exchange Offer, am I giving up my rights to them?	6

Q26	How long do I have to decide whether to participate in this Exchange Offer?	6

Q27	How do I tender my Eligible Options for exchange?	6

Q28	When and how can I withdraw previously tendered Eligible Options?	7

Q29	How will I know whether you have received my Election Form and Eligible Option Information Sheet or my Notice of Withdrawal?	7

Q30	What will happen if I do not return my Election Form and Eligible Option Information Sheet by the deadline?	7

Q31	What if I have any questions regarding this Exchange Offer, or if I need additional copies of this Exchange Offer or any documents attached hereto or referred to herein?	7

Q2.	Why are we offering the option exchange program?

We believe that an effective and competitive employee incentive program is imperative for the future growth and success of our business. We rely on highly skilled and educated technical and managerial employees to implement our strategic initiatives, expand and develop our business, and satisfy customer needs. Competition for these types of employees is intense, and many companies use stock options as a means of attracting, motivating and retaining their best employees. At Luna Innovations, we have issued stock options to our employees under the 2006 Plan as a means to promote the long-term success of our business, because we believe that sharing ownership with our employees aligns their interests with our interests and the interests of our stockholders, and encourages our employees to devote the best of their abilities and industry to help achieve long-term value for our company. Stock options have been, and continue to be, a critical element of our overall incentive compensation an important part of compensation and retention programs, and, in addition to providing incentives for our employees to grow long-term stockholder value, are designed to encourage the long-term employment of our employees.

Historically, when our compensation committee approves the grant of a stock option, an exercise price is established that must be paid to purchase shares of common stock when the option is exercised. The exercise price per share is typically equal to the market price of a share of our common stock on the date the stock option is granted. Thus, an option holder receives value only if he or she exercises a stock option and later sells the purchased shares at a price that exceeds the stock option’s exercise price.

Like many companies, our stock price has experienced a significant decline during the last couple of years, which has been exacerbated by the recent global financial crisis and other current negative macroeconomic indicators. Also, as you know, in July 2009 we filed for bankruptcy and on January 12, 2010, we emerged from bankruptcy and the bankruptcy court approved our reorganization plan. Consequently, many of our employees hold options with exercise prices significantly higher than the current market price per share of our common stock. These options are commonly referred to as being “underwater.”

During the three months ended August 31, 2010, shares of our common stock have traded at a per share price ranging between $1.69 and $2.85 an average share price of $2.09. On August 31, 2010, the closing sale price per share of our common stock as reported on NASDAQ was $1.80. As of August 31, 2010, Eligible Optionholders held outstanding Eligible Options for approximately 874,772 shares with exercise prices equal or greater than $2.75. A significant portion of these Eligible Options have been underwater for an extended period of time and have not been exercised. We are concerned these unexercised and underwater options have lost their value as either an incentive or retention tool.

We are making this Exchange Offer to address this situation in recognition of the key contributions of Eligible Optionholders to the Company by providing Eligible Optionholders with an opportunity to exchange Eligible Options for New Options issued under our 2006 Plan to provide a long-term incentive that we believe will more closely align the interests of participating employees with the interests of our stockholders. By providing Eligible Optionholders with the opportunity to realign the exercise prices of previously granted stock options with the current per share market price of our common stock and hold stock options that, over time, have a greater potential to increase in value, we believe these stock options will again become important tools to help motivate participant employees to contribute to achieving the long-term strategic and business objectives of our company and grow long-term stockholder value, and to encourage their long-term employment with us. While we hope the Exchange Offer will reduce the current disparity between the per share market price of our common stock and the exercise prices of the Eligible Options, given the volatile and unpredictable nature of the current economy and stock market, we cannot guarantee that, subsequent to the expiration date of the Exchange Offer, the per share market price of our common stock will increase to a price that is greater than the exercise price of the New Options.

See Section 2 (“Purpose of This Exchange Offer”) for more information.

Q3.	Who is eligible to participate in the Exchange Offer?

You are an “Eligible Optionholder” if:

•	On the date this Exchange Offer commences, you are employed in the U.S. by us and you are not (i) a director who serves on our board of directors, or (ii) one of our Section 16 Officers.

•	You continue to be employed in the U.S. by us on, and have not submitted or received a notice of termination on or prior to, the date the New Options are granted.

See Section 1 (“Eligible Options; Eligible Optionholders; Expiration Date of This Exchange Offer”) for more information.

Q4.	What securities are we offering Eligible Optionholders the opportunity to tender in the Exchange Offer?

Under the Exchange Offer, Eligible Optionholders will be able to elect to exchange outstanding Eligible Options to purchase shares of our common stock for New Options. Eligible Options are Luna Innovations stock options to purchase common stock that have been granted under our 2006 Plan and have exercise prices per share greater than or equal to the greater of:

•	$2.75,

•	the Market Price, or

•	125% of the average closing price of our common stock as reported on NASDAQ for the 60-day period ending on the expiration date of the Exchange Offer.

Any option grants under our 2003 Stock Plan and any non-plan option grants are not eligible to be exchanged in this offer.

If the Market Price is equal to or greater than $5.00 per share, the Exchange Offer will automatically, without further action by us or our board of directors, terminate and no options would be eligible or accepted for exchange. See Section 1 (“Eligible Options; Eligible Optionholders; Expiration Date of This Exchange Offer”) and question 7 below for more information.

Q5.	Are there any differences between the New Options and the Eligible Options?

Each New Option will have substantially the same terms and conditions as the surrendered Eligible Option it replaces, except as follows:

•

Your New Option will represent the right to purchase fewer shares than the Eligible Option tendered for exchange. To determine the number of shares subject to your New Option, we will use an exchange ratio that is designed to maintain approximately the same fair value, for accounting purposes, for the New Options (at the time of grant) as the fair value of the Eligible Options you surrender for exchange (at the time immediately prior to cancellation). The exchange ratios used in the Exchange Offer will be calculated using the Black-Scholes option pricing model (as described below in Section 8 (“Source and Amount of Consideration; Terms of New Options”) of this Exchange Offer) and based upon the greater of (i) the closing price of our common stock as reported on NASDAQ on the Exchange Ratio Determination Date or (ii) 125% of the average closing price of our common stock as reported on NASDAQ for the 60-day period ending on the Exchange Ratio Determination Date. You will receive an e-mail communication from us before midnight on the Exchange Ratio Determination Date with the final numbers of shares that will be subject to any New Options you would receive in exchange for properly tendered Eligible Options. The Exchange Ratio Determination Date is scheduled to occur on October 14, 2010.

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The exercise price per share for your New Option will be equal to the greater of (i) the Market Price or (ii) 125% of the average closing price of our common stock as reported on NASDAQ for the 60-day period ending on the expiration date of the Exchange Offer. The expiration date of the Exchange Offer is scheduled to occur on October 18, 2010.

•	Each New Option will have the same vesting schedule and expiration date as the tendered Eligible Option.

See Section 8 (“Source and Amount of Consideration; Terms of New Options”) for more information. Also, see the Eligible Option Information Sheet that you received along with this Exchange Offer document and the Election Form, which include hypothetical examples of the number of shares subject to New Options that may be granted at various assumed exercise prices.

Q6.	What are the conditions of this Exchange Offer?

This Exchange Offer is subject to a number of conditions with regard to events that could occur prior to the expiration of this Exchange Offer and which are more fully described in Section 6 (“Conditions of This Exchange Offer”), including the condition that the Market Price not be equal to or greater than $5.00. This Exchange Offer is not conditioned upon a minimum number of Eligible Options being tendered or a minimum number of Eligible Optionholders participating. If any of the events described in Section 6 (“Conditions of This Exchange Offer”) occurs, we may terminate, extend or amend this Exchange Offer at any time prior to the expiration of the Exchange Offer.

Q7.	What will be the exercise price per share of the New Options?

The exercise price per share for New Options will be equal to the greater of (i) the Market Price or (ii) 125% of the average closing price of our common stock as reported on NASDAQ for the 60-day period ending on the expiration date of the Exchange Offer. See Section 8 (“Source and Amount of Consideration; Terms of New Options”) for more information.

We cannot predict the exercise price per share of the New Options. We recommend that you obtain current market quotations for our common stock before deciding whether to tender your Eligible Options.

See Section 7 (“Price Range of Our Common Stock”) for information concerning our historical common stock prices.

Q8	If I participate in this Exchange Offer and my tendered options are accepted, when will I receive my New Options?

We expect to cancel all properly tendered Eligible Options on the same day that the Exchange Offer expires. We also expect that the grant date of the New Options will be the same day that the Exchange Offer expires. For example, the scheduled expiration date of this Exchange Offer is October 18, 2010, and we expect to accept and cancel all properly tendered Eligible Options on October 18, 2010, and we expect that the New Options grant date will also be October 18, 2010. If the expiration date is extended, then the cancellation date and the New Options grant date would be similarly extended. We will issue new stock option agreements promptly following the New Option date.

See Section 5 (“Acceptance of Eligible Options for Exchange; Issuance of New Options”) for more information.

Q9.	When will the New Options vest?

Each New Option will have the same vesting schedule as the surrendered Eligible Option it replaces. If an Eligible Optionholder exchanges an Eligible Option that is fully vested, the New Option would also be fully vested. If an Eligible Optionholder exchanges an Eligible Option that is partially vested, the New Option will also be partially vested in the same proportions and on the same schedule as the Eligible Option would have been before it was cancelled.

See Section 8 (“Source and Amount of Consideration; Terms of New Options”) for more information.

Q10.	What happens to my New Options if I cease to provide services to Luna Innovations?

The New Options will be treated in the same manner as the Eligible Options would have been treated if and when an employee ceases to provide continuous service to Luna Innovations. Generally, if an Eligible Optionholder ceases to provide services to us, any New Option held by such optionholder will not continue to vest and any unvested portion of the New Option will be cancelled as of the Eligible Optionholder’s date of termination. Any vested, unexercised portion of the New Option will generally be exercisable for three months after termination, and for specified longer periods in the event of death or disability of the optionholder.

Nothing in this Exchange Offer should be construed to confer upon you the right to remain an employee of Luna Innovations or one of our subsidiaries. The terms of your employment with us remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain in our employ until the grant date for the New Options or thereafter.

See Section 5 (“Acceptance of Eligible Options for Exchange; Issuance of New Options”) and Section 8 (“Source and Amount of Consideration; Terms of New Options”) for more information.

Q11.	How many shares will I be able to acquire upon the exercise of my New Option?

The number of shares represented by your New Option will be determined using an exchange ratio designed to result in approximating the fair value, for accounting purposes, of the New Option at the time the New Option is granted being equal to the fair value of the Eligible Option tendered for exchange at the time immediately prior to the Eligible Option being cancelled. The exchange ratios used in the Exchange Offer will be calculated using the Black-Scholes option pricing model (as described below in Section 8 (“Source and Amount of Consideration; Terms of New Options”) of this Exchange Offer) based upon the greater of (i) the closing price of our common stock as reported on NASDAQ on the Exchange Ratio Determination Date or (ii) 125% of the average closing price of our common stock as reported on NASDAQ for the 60-day period ending on the Exchange Ratio Determination Date. While the exercise price of the New Options will be determined using the higher of Market Price or the price 125% of the 60-day average closing price as of the expiration date of the Exchange Offer, the exchange ratio will be determined using the higher of the closing price of our common stock as of the second business day prior to the expiration date of the Exchange Offer or 125% of the 60-day average closing price as of the second business day prior to the termination date of the Exchange Offer, even if this price is significantly lower than the new exercise price.

The Eligible Option Information Sheet that you received along with this Exchange Offer document and the Election Form includes hypothetical examples of the number of shares subject to New Options that may be granted at various assumed exercise prices. As noted on the Eligible Option Information Sheet, the number of shares subject to New Options shown on the Eligible Option Information Sheet are hypothetical examples only and are based on assumptions made as of the date noted on the Eligible Option Information Sheet. The actual number of shares subject to New Options granted in exchange for tendered eligible options will be determined based upon the greater of (i) the closing price of our common stock as reported on NASDAQ on the Exchange Ratio Determination Date or (ii) 125% of the average closing price of our common stock as reported on NASDAQ for the 60-day period ending on the Exchange Ratio Determination Date. The New Options granted will be rounded down to the nearest whole number on a grant-by-grant basis. Adjustments to any of the assumptions, such as a change in the volatility of our stock or changes in the inputs to calculate expected term, used to calculate the information in the Eligible Option Information Sheet will result in a change to the number of New Options that may be granted under this Exchange Offer. As a result, the number of New Options set forth in the Eligible Option Information Sheet may not represent the actual number of New Options that you would receive in the Exchange Offer. You will receive an e-mail communication from us before midnight on the Exchange Ratio Determination Date with the final numbers of shares that will be subject to any New Options you would receive in exchange for properly tendered Eligible Options.

See Section 8 (“Source and Amount of Consideration; Terms of New Options”) for more information.

Q12.	When will my New Options expire?

All New Options will have the same expiration date as the Eligible Options surrendered. See Section 8 (“Source and Amount of Consideration; Terms of New Options”) for more information.

Q13.	Must I participate in this Exchange Offer?

No. Participation in the Exchange Offer is completely voluntary. If you choose not to participate, you would keep all your options, including your Eligible Options, and would not receive any New Options under the Exchange Offer. No changes would be made to the terms of your current options. See Section 3 (“Procedures For Tendering Eligible Options”) for more information.

Q14.	How should I decide whether or not to exchange my Eligible Options for New Options?

Luna Innovations is providing substantial information to assist you in making your own informed decision. Please read all the information contained in the various sections of the Exchange Offer below, including without limitation the information in Section 2 (“Purpose of This Exchange Offer”), Section 7 (“Price Range of Our Common Stock”), Section 9 (“Information Concerning Us; Financial Information”), Section 10 (“Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Our Securities”), Section 13 (“Material United States Tax Consequences”) and Section 16 (“Additional Information”). You may seek your own outside legal counsel, accountant and/or financial advisor for further advice. No one from Luna Innovations is, or will be, authorized to provide you with advice, recommendations or additional information in this regard.

Please also review the “Risk Factors” that appear after this Summary Term Sheet.

Q15.	How do I find out how many Eligible Options I have and what their exercise prices are?

The Eligible Option Information Sheet distributed along with this Exchange Offer document includes a list of your potentially Eligible Options as of August 31, 2010. In addition, you can at any time confirm the number of option grants that you have, their grant dates, remaining term, exercise prices, vesting schedule and other information by contacting Kimberly Bush, our Stock Plan Administrator, at 1 Riverside Circle, Suite 400, Roanoke, Virginia 24016, or by calling (540) 769-8467 or sending an email to stockadmin@lunainnovations.com.

Q16.	Can I exchange option grants that I have already fully exercised?

No. This Exchange Offer applies only to outstanding Eligible Options. An option grant that has been fully exercised is no longer outstanding.

Q17.	Can I exchange the remaining portion of an Eligible Option that I have already partially exercised?

Yes. If you previously exercised an Eligible Option in part, the remaining unexercised portion of the Eligible Option could be exchanged under this Exchange Offer.

Q18.	Can I exchange a portion of an Eligible Option?

No partial exchanges will be permitted. If you elect to exchange an Eligible Option, you must exchange the entire outstanding (i.e. unexercised) portion of that Eligible Option. You will be able to elect to exchange as few or as many of your Eligible Options as you wish. If you attempt to exchange a portion but not all of an outstanding Eligible Option, we will reject your tender of that particular grant. Such rejection will not affect any other Eligible Options that are properly tendered.

See Section 3 (“Procedures For Tendering Eligible Options”) for more information.

Q19.	What if I am on an authorized leave of absence on the date of this Exchange Offer or on the grant date of the New Options?

Any Eligible Optionholder who is on an authorized leave of absence will be able to participate in this Exchange Offer. If you tender your Eligible Options and you are on an authorized leave of absence on the grant date of the New Option, you will be entitled to receive New Options on the grant date as long as all eligibility requirements are still met. See Section 1 (“Eligible Options; Eligible Optionholders; Expiration Date of This Exchange Offer”) for more information.

Q20.	What if my employment with Luna Innovations ends before the expiration date of the Exchange Offer?

If you have tendered Eligible Options under this Exchange Offer and you cease providing services to us for any reason, or if you receive or submit a notice of termination before the Exchange Offer expires, you will no longer be eligible to participate in the Exchange Offer, and we will not accept your Eligible Options for cancellation. In that case, generally you may exercise your existing option grants for a limited time after your termination date to the extent they are vested and in accordance with their terms.

Nothing in this Exchange Offer should be construed to confer upon you the right to remain an employee of Luna Innovations or one of our subsidiaries. The terms of your employment with us remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain in our employ until the grant date for the New Options or thereafter.

See Section 5 (“Acceptance of Eligible Options for Exchange; Issuance of New Options”) and Section 8 (“Source and Amount of Consideration; Terms of New Options”) for more information.

Q21.	Will I owe taxes if I exchange my Eligible Options in this Exchange Offer?

We believe the exchange of Eligible Options should be treated as a non-taxable exchange and no income should be recognized for U.S. federal income tax purposes upon grant of the New Options; however, the tax consequences of the Exchange Offer are not entirely certain.

You should consult with your tax advisor to determine the personal tax consequences of participating in the Exchange Offer. If you are an Eligible Optionholder who is subject to the tax laws of a country other than the U.S. or of more than one country, you should be aware that there may be additional or different tax consequences that may apply to you.

See Section 13 (“Material United States Tax Consequences”) for more information.

We advise all Eligible Optionholders who may consider exchanging their Eligible Options to consult with their own tax advisors with respect to the federal, state, local and foreign tax consequences of participating in this Exchange Offer.

Q22.	Will I owe taxes if I do not participate in this Exchange Offer?

We have designed the Exchange Offer to avoid changing the tax treatment of your Eligible Options if you do not accept the Exchange Offer. However, if the Exchange Offer is extended beyond the original expiration date, then the U.S. Internal Revenue Service (the “IRS”) may characterize the Exchange Offer as a modification of those Eligible Options that are incentive stock options, even if you decline the Exchange Offer. A successful assertion by the IRS that your Eligible Options have been modified could extend the Eligible Options’ holding period to qualify for favorable tax treatment and cause a portion of your Eligible Options to be treated as nonstatutory stock options. If you choose not to exchange your Eligible Options and you have been granted incentive stock options, we recommend that you consult with your own tax advisor to determine the tax consequences of the exercise of those Eligible Options and the sale of the common stock that you would receive upon exercise.

Q23.	What happens if, after the grant date of the New Options, my New Options end up being underwater again?

We do not expect to offer an option exchange again in the future. We can provide no assurance as to the possible price of our common stock at any time in the future. We do not anticipate offering optionholders another opportunity to exchange underwater options for replacement options.

Q24.	What happens to Eligible Options that I choose not to tender or that are not accepted for exchange in this Exchange Offer?

This Exchange Offer will have no effect on Eligible Options that you choose not to tender or on Eligible Options that are not accepted for exchange in this Exchange Offer. We will not accept for exchange any options that are tendered that do not qualify as Eligible Options. If you tender an option that is not an Eligible Option or is otherwise not accepted for exchange, we will send you a separate notification following the expiration of the Exchange Offer explaining why your tendered option did not qualify as an Eligible Option or otherwise was not accepted for exchange.

Q25.	If I tender Eligible Options in this Exchange Offer, am I giving up my rights to them?

Yes. When you tender your Eligible Options and we accept them for exchange, those Eligible Options will be cancelled and you will no longer have any rights to them.

See Section 5 (“Acceptance of Eligible Options For Exchange; Issuance of New Options”) for more information.

Q26.	How long do I have to decide whether to participate in this Exchange Offer?

This Exchange Offer expires at 12:00 midnight, U.S. Eastern Time, on October 18, 2010. No exceptions will be made to this deadline, unless we extend it. Although we do not currently intend to do so, we may, in our sole discretion, extend the expiration date of this Exchange Offer at any time. If we extend this Exchange Offer, we will publicly announce the extension and the new expiration date no later than 9:00 a.m., U.S. Eastern Time, on the next business day after the last previously scheduled or announced expiration date. A business day means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight U.S. Eastern Time.

See Section 14 (“Extension of Exchange Offer; Termination; Amendment”) for more information.

Q27.	How do I tender my Eligible Options for exchange?

If you are an Eligible Optionholder on the date that you choose to tender your Eligible Options, you may tender your Eligible Options at any time before this Exchange Offer expires at 12:00 midnight, U.S. Eastern Time, on October 18, 2010.

To validly tender your Eligible Options, you must deliver a properly completed and signed Election Form, a properly completed and signed Eligible Option Information Sheet, and any other documents required by the Election Form to the attention of Kimberly Bush, Luna Innovations’ Stock Plan Administrator, by hand, by interoffice mail, by facsimile to (540) 769-8401, by regular or overnight mail to Luna Innovations Incorporated, 1 Riverside Circle, Suite 400, Roanoke, Virginia 24016, or by email (by PDF or similar imaged document file) to stockadmin@lunainnovations.com.

You do not need to return your stock option agreements relating to any tendered Eligible Options, as they will be automatically cancelled if we accept your Eligible Options for exchange.

Your Eligible Options will not be considered tendered until we receive a properly completed and signed Election Form and Eligible Option Information Sheet. We must receive your properly completed and signed Election Form and Eligible Option Information Sheet before 12:00 midnight, U.S. Eastern Time, on October 18, 2010. If you miss this deadline, you will not be permitted to participate in this Exchange Offer.

We will accept delivery of the signed Election Form and Eligible Option Information Sheet only by hand, by interoffice mail, by facsimile, by regular or overnight mail or by email (by PDF or similar imaged document file). The method of delivery is at your own option and risk. You are responsible for making sure that the Election Form and Eligible Option Information Sheet are delivered to the person indicated above. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Election Form on time. In particular, after 5:00 p.m. U.S. Eastern Time on October 18, 2010, you may not deliver your Election Form via hand delivery or interoffice mail because the Stock Plan Administrator will not be available to accept your Election Form. After 5:00 p.m. and before 12:00 midnight U.S. Eastern Time on October 18, 2010 you may submit your Election form only by facsimile or by email (by PDF or similar imaged document filed).

We reserve the right to reject any or all tenders of Eligible Options that we determine are not in appropriate form or that we determine would be unlawful to accept. Subject to our rights to extend, terminate and amend this Exchange Offer, we expect to accept all properly tendered option grants on October 18, 2010.

See Section 3 (“Procedures for Tendering Eligible Options”) for more information.

Q28.	When and how can I withdraw previously tendered Eligible Options?

You may withdraw your tendered Eligible Options at any time before the Exchange Offer expires at 12:00 midnight, U.S. Eastern Time, on October 18, 2010. If we extend the Exchange Offer beyond that time, you may withdraw your tendered Eligible Options at any time until the extended expiration of the Exchange Offer.

To withdraw tendered Eligible Options, you must deliver to us a properly completed and signed Notice of Withdrawal with the required information while you still have the right to withdraw the tendered Eligible Options. The Notice of Withdrawal may be delivered by any of the means indicated for a valid tender as indicated in Question 27 above.

If you miss this deadline but remain an Eligible Optionholder, any previously tendered Eligible Options will be cancelled and exchanged pursuant to this Exchange Offer. You may change your mind as many times as you wish, but you will be bound by the last properly submitted Election Form and Eligible Option Information Sheet or Notice of Withdrawal we receive before the expiration date and time.

The method of delivery is at your own option and risk. You are responsible for making sure that the Notice of Withdrawal is delivered to us. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Notice of Withdrawal on time.

Once you have withdrawn Eligible Options, you may re-tender Eligible Options only by again following the procedures described for validly tendering option grants in this Exchange Offer as discussed in Question 27 above.

See Section 4 (“Withdrawal Rights”) for more information.

Q29.	How will I know whether you have received my Election Form and Eligible Option Information Sheet or my Notice of Withdrawal?

We will send you an email or other form of communication, as appropriate, to confirm receipt of your Election Form and Eligible Option Information Sheet or Notice of Withdrawal shortly after we receive it. However, it is your responsibility to ensure that we receive your Election Form and Eligible Option Information Sheet or Notice of Withdrawal, as applicable, prior to the expiration date of the Exchange Offer. See Section 3 (“Procedures for Tendering Eligible Options”) for more information.

Q30.	What will happen if I do not return my Election Form and Eligible Option Information Sheet by the deadline?

If we do not receive your Election Form and Eligible Option Information Sheet by the deadline, then all Eligible Options held by you will remain outstanding at their original exercise price and subject to their original terms. If you prefer not to tender any of your Eligible Options for exchange in this Exchange Offer, you do not need to do anything. See Section 3 (“Procedures for Tendering Eligible Options”) for more information.

Q31.	What if I have any questions regarding this Exchange Offer, or if I need additional copies of this Exchange Offer or any documents attached hereto or referred to herein?

You should direct questions about this Exchange Offer (including requests for additional or paper copies of this Exchange Offer and other Exchange Offer documents which will be promptly furnished to you at the Company’s expense) to Kimberly Bush, our Stock Plan Administrator, at:

Luna Innovations Incorporated

1 Riverside Circle, Suite 400

Roanoke, Virginia 24016

Phone: (540) 769-8467

Facsimile: (540) 769-8401

Email: stockadmin@lunainnovations.com

RISK FACTORS

Participation in this Exchange Offer involves a number of potential risks and uncertainties, including those described below. You should consider, among other things, these risks and uncertainties before deciding whether or not to request that we exchange your Eligible Options in the manner described in this Exchange Offer.

Risks Related to This Exchange Offer

You will receive New Options covering fewer shares than the Eligible Options that you tender for exchange under this Exchange Offer.

We have designed the Exchange Offer to make the issuance of the New Options approximately neutral to Luna Innovations in terms of our accounting expense, which means that the number of shares represented by a New Option will be determined using an exchange ratio generally designed to result in the fair value of the New Option, for our accounting purposes, being equal to the fair value of the Eligible Option tendered for exchange at the time the New Option is granted. As a result, you will be issued New Options that will represent the right to purchase fewer shares than the Eligible Options tendered for exchange. The exchange ratios used to determine the actual number of shares that you will have the right to purchase under the New Option will be based upon the greater of (i) the closing price of our common stock as reported on NASDAQ on the Exchange Ratio Determination Date or (ii) 125% of the average closing price of our common stock as reported on NASDAQ for the 60-day period ending on the Exchange Ratio Determination Date, as well as various valuation assumptions under the Black-Scholes option pricing model (which is briefly described below in Section 8 (“Source and Amount of Consideration; Terms of New Options”)), and thus you will not know the actual number of shares that you will have the right to purchase under the New Option at the time that you tender your Eligible Options for exchange.

If the price of our common stock increases after the date on which your Eligible Options are cancelled, it is possible that your cancelled option grants might have been worth more in the aggregate than the New Options that you received in exchange for them.

Because you will receive New Options covering fewer shares than the Eligible Options surrendered, it is possible that, at some point in the future, your exchanged Eligible Options would have been economically more valuable in the aggregate than the New Options issued pursuant to this Exchange Offer. For example, assume, for illustrative purposes only, that you exchange an Eligible Option for 5,000 shares with an exercise price of $6.00, that you receive in exchange a New Option to purchase 1,500 shares with an exercise price of $2.00 per share. If the price of our common stock subsequently increases to $10.00 per share, and you exercise the New Option and sell the shares subject to the New Option, you would realize a pre-tax gain of $12,000. However, under this example, if you had kept your exchanged Eligible Option, exercised it in full and sold all 5,000 shares at $10.00 per share, you would have realized a pre-tax gain of $20,000.

We cannot predict whether the market price of our common stock will increase following this Exchange Offer. The price of our common stock has been, and in the future may be, volatile and could decline. The trading price of our common stock has fluctuated in the past and is expected to continue to do so in the future as a result of a number of factors, many of which are outside our control. In addition, the stock market has experienced extreme price and volume fluctuations that have affected the market prices of many companies and that have often been unrelated or disproportionate to the operating performance of those companies.

Your New Options may not be eligible for favorable incentive stock option tax treatment under U.S. tax laws.

The New Options will generally be of the same type (for U.S. tax purposes) as the Eligible Options you tender for exchange. If the Eligible Option you tender for exchange is a nonstatutory stock option, the New Option you receive in its place will likewise be a nonstatutory stock option. If the Eligible Option you tender for exchange is an incentive stock option, the New Option you receive in its place will likewise be an incentive stock option to the maximum extent permitted by law. Note, however, that to the extent that the aggregate fair market value (determined as of the New Option grant date) of the shares of our common stock subject to your incentive stock options (including New Options, Eligible Options not tendered for exchange, and other incentive stock options you hold that are not Eligible Options) that become exercisable during any calendar year exceeds $100,000, such excess portion will not constitute an incentive stock option and will instead be treated as a nonstatutory stock option.

You should also note that in order to receive favorable tax treatment for incentive stock options, the shares subject to the New Option must be held more than two (2) years after the New Option grant date and more than one (1) year after you exercise the New Option. Because the New Options will be deemed a completely new grant for purposes of the incentive stock option rules, employees will not receive any credit for the time during which they held their Exchanged Options. As a result, in order for the new incentive stock options to be eligible for favorable U.S. federal tax treatment, you must wait to sell any shares you receive upon exercise of your new incentive stock option until the passage of more than two (2) years from the New Option grant date and more than one (1) year after you exercise the New Option. If these holding periods (and all other incentive stock option requirements) are met, the excess of the sale price of the New Option shares over the exercise price of the New Option will be treated as long-term capital gain. See Section 13 (“Material United States Tax Consequences”) for more information about the tax treatment of the New Options.

Even if you choose not to participate in this Exchange Offer, you may be required to restart the measurement periods required to be eligible for favorable tax treatment for your existing Eligible Options that are incentive stock options.

This Exchange Offer is currently expected to remain open for twenty-nine (29) calendar days. If we extend this Exchange Offer such that it is open for thirty (30) or more calendar days, Eligible Options that are incentive stock options held by employees who do not participate in this Offer will be considered to have been modified. The commencement date of the Exchange Offer September 20, 2010) will be considered the modification date for purposes of determining whether the employee will receive favorable tax treatment with respect to the incentive stock options. As a result, in order to receive favorable tax treatment with respect to any such incentive stock option that is an Eligible Option but not tendered for exchange, you must not dispose of any shares acquired with respect to the incentive stock option until the passage of more than two (2) years from the date this Exchange Offer commenced (September 20, 2010) (i.e., the date of the deemed modification) and more than one (1) year after the exercise of the option. If these holding periods (and all other incentive stock option requirements) are met, the excess of the sale price of the option shares over the exercise price of the option will be treated as long-term capital gain. For more detailed information, See Section 13 (“Material United States Tax Consequences”) for more information about the tax treatment of the New Options.

There may be adverse tax consequences associated with your participation in the Exchange Offer.

Although we believe that the exchange of Eligible Options for New Options pursuant to the Exchange Offer should be treated as a non-taxable exchange and neither we nor any of our employees should recognize any income for U.S. federal income tax purposes upon the surrender of grants of Eligible Options and the grant of New Options, the tax consequences of the Exchange Offer to you may be different depending on your personal circumstances. We recommend that all Eligible Optionholders who are considering exchanging their Eligible Options consult with their own tax advisors with respect to the local, state, federal, and foreign tax consequences of participating in the Exchange Offer. See Section 13 (“Material United States Tax Consequences”) for more information about the federal income tax impacts of the Exchange Offer in the United States. If you are subject to the tax laws of another country, even if you are a resident of the United States, you should be aware that there may be other tax and social insurance consequences that may apply to you. You should consult with your own tax advisors to discuss these consequences.

If you reside outside the United States, there may be tax and social insurance consequences for participating in this Exchange Offer. You should consult with your own tax advisor to discuss these consequences.

Risks Related to Our Business and Common Stock

You should carefully review the risk factors contained in our Annual Report on Form 10-K for the year ended December 31, 2009 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010 and also the other information provided in this Exchange Offer and the other materials that we have filed with the Securities and Exchange Commission, or SEC, before making a decision as to whether or not to tender your Eligible Options. You may access these filings electronically at the SEC’s Internet site at http://www.sec.gov. In addition, we will provide without charge to you, upon your written or oral request, a copy of any or all of the documents to which we have referred you. See Section 16 (“Additional Information”) for more information regarding reports we file with the SEC and how to obtain copies of or otherwise review these reports.

THE EXCHANGE OFFER

Section 1. Eligible Options; Eligible Optionholders; Expiration Date of This Exchange Offer.

Upon the terms and subject to the conditions of this Exchange Offer, we are making an offer to Eligible Optionholders to exchange some or all of their Eligible Options that are properly tendered in accordance with Section 3 (“Procedures for Tendering Eligible Options”) and not validly withdrawn pursuant to Section 4 (“Withdrawal Rights”) before the expiration date of this Exchange Offer for New Options to purchase fewer shares with an exercise price per share equal to the greater of (i) the closing price of our common stock as reported on the Nasdaq Capital Market ( “NASDAQ”) on the expiration date of the Exchange Offer (the “Market Price”) or (ii) 125% of the average closing price of our common stock as reported on NASDAQ for the 60-day period ending on the expiration date of the Exchange Offer.

“Eligible Options” are outstanding stock options granted under the Luna Innovations Incorporated Amended and Restated 2006 Equity Incentive Plan (the “2006 Plan”) with an exercise price per share greater than or equal to the greater of:

•	$2.75,

•	the Market Price, or

•	125% of the average closing price of our common stock as reported on NASDAQ for the 60-day period ending on the expiration date of the Exchange Offer.

If the Market Price is equal to or greater than $5.00 per share, the exchange offer will automatically, without further action by Luna Innovations or our board of directors, terminate and no options would be eligible or accepted for exchange. Any option grants held by our employees under our 2003 Stock Plan and any non-plan option grants are not eligible to be exchanged in this Exchange Offer. The foregoing exercise price per share threshold will be proportionately adjusted to reflect any stock split, reverse stock split, stock dividend, combination or reclassification of our common stock occurring after the commencement date and before the expiration date of this Exchange Offer.

You are an “Eligible Optionholder” if:

•

On the date this option exchange commences, you are employed in the U.S. by us and you are not (i) a director who serves on our board of directors, or (ii) one of our officers who files reports under Section 16(a) of the Securities Exchange Act of 1934, as amended (“Section 16 Officers”); and

•	You continue to be employed in the U.S. by us on, and have not submitted or received a notice of termination on or prior to, the date the New Options are granted.

You will not be eligible to tender Eligible Options or receive New Options if you cease to be an Eligible Optionholder for any reason prior to the grant date of the New Options, including retirement, disability or death. An employee who is on an authorized leave of absence and is otherwise an Eligible Optionholder on such date will be eligible to tender Eligible Options in this Exchange Offer. If you tender your Eligible Options and they are accepted and cancelled in this Exchange Offer and you are on an authorized leave of absence on the grant date of the New Option, you will be entitled to receive New Options on that date as long as you are otherwise eligible to participate in the 2006 Plan, as applicable. Leave is considered “authorized” if it was approved in accordance with our policies.

Each “New Option” will have substantially the same terms and conditions as the surrendered Eligible Option it replaces except that:

•

Your New Option will represent the right to purchase fewer shares than the Eligible Option tendered for exchange. To determine the number of shares subject to your New Option, we will use an exchange ratio that is designed to maintain approximately the same fair value of the New Options (at the time of grant), for our accounting purposes, as the fair value of the Eligible Options you surrender for exchange (at the time immediately prior to cancellation). The exchange ratios used in the Exchange Offer will be calculated using the Black-Scholes option pricing model (as described below in Section 8 (“Source and Amount of Consideration; Terms of New Options”) of this Exchange Offer) and the greater of (i) the closing price of our common stock as reported on NASDAQ on the second business day prior to the expiration date of the Exchange Offer (the “Exchange Ratio Determination Date”) or (ii) 125% of the average closing price of our common stock as reported on NASDAQ for the 60-day period ending on the Exchange Ratio Determination Date. While the exercise price of the New Options will be determined using the higher of Market Price or the price 125% of the 60-day average closing price as of the expiration date, as described below, the exchange ratio will be determined using the higher of the closing price on the Exchange Ratio Determination Date or 125% of the 60-day average closing price as of the Exchange Ratio Determination Date, even if this price is lower than the exercise price of the New Options. You will receive an e-mail communication from us before midnight on the Exchange Ratio Determination Date with the final numbers of shares that will be subject to any New Options you would receive in exchange for properly tendered Eligible Options.

•

The exercise price per share for your New Option will be equal to the greater of (i) the Market Price or (ii) 125% of the average closing price of our common stock as reported on NASDAQ for the 60-day period ending on the expiration date of the Exchange Offer.

•	Each New Option will have the same vesting schedule and expiration date as the tendered Eligible Option.

•

Eligible Options under the 2006 Plan would be replaced with New Options granted under, and thus subject to the terms of, the 2006 Plan. We have filed a copy of the 2006 Plan as an exhibit to the Tender Offer Statement on Schedule TO that we filed on September 20, 2010, which we refer to as the Schedule TO, with the SEC.

•

The New Options will generally be of the same type (for U.S. tax purposes) as the Eligible Options you tender for exchange. If the Eligible Option you tender for exchange is a nonstatutory stock option, the New Option you receive in its place will likewise be a nonstatutory stock option. If the Eligible Option you tender for exchange is an incentive stock option, the New Option you receive in its place will likewise be an incentive stock option to the maximum extent permitted by law. See Section 13 (“Material United States Tax Consequences”) for more information about the tax treatment of the New Options.

This Exchange Offer is scheduled to expire at 12:00 midnight, U.S. Eastern Time, on October 18, 2010, referred to as the expiration date of the Exchange Offer, unless and until we, in our sole discretion, extend the expiration date of the Exchange Offer. See Section 14 (“Extension of Exchange Offer; Termination; Amendment”) for a description of our rights to extend, terminate and amend this Exchange Offer.

WE DO NOT MAKE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER YOUR ELIGIBLE OPTIONS, NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU SHOULD EVALUATE CAREFULLY ALL OF THE INFORMATION IN THIS EXCHANGE OFFER AND CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR ELIGIBLE OPTIONS FOR EXCHANGE.

NOTHING IN THIS EXCHANGE OFFER SHOULD BE CONSTRUED TO CONFER UPON YOU THE RIGHT TO REMAIN AN EMPLOYEE OF LUNA INNOVATIONS OR ONE OF OUR SUBSIDIARIES. THE TERMS OF YOUR EMPLOYMENT WITH US REMAIN UNCHANGED. WE CANNOT GUARANTEE OR PROVIDE YOU WITH ANY ASSURANCE THAT YOU WILL NOT BE SUBJECT TO INVOLUNTARY TERMINATION OR THAT YOU WILL OTHERWISE REMAIN IN OUR EMPLOY UNTIL THE GRANT DATE FOR THE NEW OPTIONS OR THEREAFTER.

Section 2. Purpose of This Exchange Offer.

We believe that an effective and competitive employee incentive program is imperative for the future growth and success of our business. We rely on highly skilled and educated technical and managerial employees to implement our strategic initiatives, expand and develop our business, and satisfy customer needs. Competition for these types of employees is intense, and many companies use stock options as a means of attracting, motivating and retaining their best employees. At Luna Innovations, we have issued stock options to our employees under the 2006 Plan as a means to promote the long-term success of our business, because we believe that sharing ownership with our employees aligns their interests with our interests and the interests of our stockholders, and encourages our employees to devote the best of their abilities and industry to help achieve long-term value for our company. Stock options have been, and continue to be, a critical element of our overall incentive compensation an important part of compensation and retention programs, and, in addition to providing incentives for our employees to grow long-term stockholder value, are designed to encourage the long-term employment of our employees.

Historically, when our compensation committee approves the grant of a stock option, an exercise price is established that must be paid to purchase shares of common stock when the option is exercised. The exercise price per share is typically equal to the market price of a share of our common stock on the date the stock option is granted. Thus, an option holder receives value only if he or she exercises a stock option and later sells the purchased shares at a price that exceeds the stock option’s exercise price.

Like many companies, our stock price has experienced a significant decline during the last couple of years, which has been exacerbated by the recent global financial crisis and other current negative macroeconomic indicators. Also, as you know, in July 2009 we filed for bankruptcy and on January 12, 2010, we emerged from bankruptcy and the bankruptcy court approved our reorganization plan. Consequently, many of our employees hold options with exercise prices significantly higher than the current market price per share of our common stock. These options are commonly referred to as being “underwater.”

During the three months ended August 31, 2010, shares of our common stock have traded at a per share price ranging between $1.69 and $2.85 an average share price of $2.09. On August 31, 2010, the closing sale price per share of our common stock as reported on NASDAQ was $1.80. As of August 31, 2010, Eligible Optionholders held outstanding Eligible Options for approximately 874,772 shares with exercise prices equal or greater than $2.75. A significant portion of these Eligible Options have been underwater for an extended period of time and have not been exercised. We believe these unexercised and underwater options have lost their value as either an incentive or retention tool.

We are making this Exchange Offer to address this situation in recognition of the key contributions of Eligible Optionholders to the Company by providing Eligible Optionholders with an opportunity to exchange Eligible Options for New Options issued under our 2006 Plan to provide a long-term incentive that we believe will more closely align the interests of participating employees with the interests of our stockholders. By providing Eligible Optionholders with the opportunity to realign the exercise prices of previously granted stock options with the current per share market price of our common stock and hold stock options that, over time, have a greater potential to increase in value, we believe these stock options will again become important tools to help motivate participating employees to contribute to achieving the long-term strategic and business objectives of our company and grow long-term stockholder value, and to encourage their long-term employment with us. While we hope the Exchange Offer will reduce the current disparity between the per share market price of our common stock and the exercise price of the Eligible Options, given the volatile and unpredictable nature of the current economy and stock market, we cannot guarantee that, subsequent to the expiration date of the Offer, the per share market price of our common stock will increase to a price that is greater than the exercise price of the New Options.

In deciding whether to tender one or more Eligible Options pursuant to the Exchange Offer, you should know that we continually evaluate and explore strategic opportunities as they arise. At any given time, we may be engaged in discussions or negotiations with respect to one or more corporate transactions of the type described below. We also grant equity awards in the ordinary course of business to our directors and our current and new employees, including our executive officers. Our directors and employees, including our executive officers, from time to time may acquire or dispose of our securities. We may from time to time repurchase our own outstanding securities after we have announced any decision by our board of directors to authorize us to do so, in accordance with applicable securities laws.

Subject to the foregoing and except as otherwise disclosed in the Exchange Offer or in our filings with the SEC, we presently have no plans, proposals or negotiations that relate to or would result in:

•	any extraordinary corporate transaction, such as a material merger, reorganization or liquidation, involving us or any of our subsidiaries;

•	any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

•	any material change in our present dividend policy or our indebtedness or capitalization;

•

any change in our present board of directors or executive management team, including any plans to change the number or term of our directors or to fill any existing board vacancies or to change the material terms of any executive officer’s employment;

•	any other material change in our corporate structure or business;

•	our common stock not being traded on a national securities exchange;

•	our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended, or the Exchange Act;

•	the suspension of our obligation to file reports pursuant to Section 14(d) of the Exchange Act;

•	the acquisition by any person of any of our securities or the disposition of any of our securities, other than in the ordinary course or pursuant to existing options or other rights; or

•	any change in our certificate of incorporation or bylaws, or any actions that may impede the acquisition of control of us by any person.

WE DO NOT MAKE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER YOUR ELIGIBLE OPTIONS, NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU SHOULD EVALUATE CAREFULLY ALL OF THE INFORMATION IN THIS EXCHANGE OFFER AND CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR ELIGIBLE OPTIONS FOR EXCHANGE.

Section 3. Procedures For Tendering Eligible Options.

If you are an Eligible Optionholder, you may tender your Eligible Options at any time before the expiration date of the Exchange Offer. The expiration date of the Exchange Offer is currently scheduled for 12:00 midnight, U.S. Eastern Time, on October 18, 2010. If we extend this Exchange Offer beyond that time, you may tender your Eligible Options at any time until the extended expiration date of the Exchange Offer.

If you elect to tender an Eligible Option in exchange for a New Option, you must exchange the entire Eligible Option.

You will be able to elect to exchange as few or as many of your Eligible Options as you wish. If you tender one Eligible Option in this Exchange Offer, you do not need to tender any other Eligible Options you may hold. If you attempt to exchange a portion but not all of an outstanding Eligible Option, we will reject your tender of that particular grant. Such rejection will not affect any other Eligible Options that are properly tendered.

Proper Tender of Eligible Options. To validly tender your Eligible Options pursuant to this Exchange Offer you must remain an Eligible Optionholder and must not have received nor given a notice of termination prior to the expiration date of the Exchange Offer. If you wish to tender any or all of your Eligible Options for exchange, you must properly complete and sign the accompanying Election Form and Eligible Option Information Sheet and deliver the properly completed and signed documents to us so that we receive them before 12:00 midnight, U.S. Eastern Time, on October 18, 2010 (or such later date as may apply if this Exchange Offer is extended), by one of the following means:

By Mail or Courier

Luna Innovations Incorporated

1 Riverside Circle, Suite 400

Roanoke, Virginia 24016

Attention: Kimberly Bush, Stock Plan Administrator

Phone: (540) 769-8467

By Facsimile

Luna Innovations Incorporated

Attention: Kimberly Bush, Stock Plan Administrator

Facsimile: (540) 769-8401

By Hand or Interoffice Mail (Before 5:00 p.m. U.S. Eastern Time on October 18, 2010)

Attention: Kimberly Bush, Stock Plan Administrator

By Email (By PDF or similar imaged document file)

stockadmin@lunainnovations.com

Except as described in the following sentence, the Election Form must be signed by the Eligible Optionholder who tendered the Eligible Option exactly as the Eligible Optionholder’s name appears on the stock option agreement relating to the Eligible Option. If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be identified on the Election Form. You do not need to return your stock option agreements relating to any tendered Eligible Options, as they will be automatically cancelled if we accept your Eligible Options for exchange.

Your Eligible Options will not be considered tendered until we receive the properly completed and signed Election Form and Eligible Option Information Sheet. We must receive your properly completed and signed Election Form and Eligible Option Information Sheet before 12:00 midnight, U.S. Eastern Time, on October 18, 2010. If you miss this deadline or submit an Election Form or Eligible Option Information Sheet that is not properly completed as of the deadline, you will not be permitted to participate in this Exchange Offer. We will accept delivery of the signed Election Form only by hand, by interoffice mail, by facsimile, by regular or overnight mail or by email (by PDF or similar imaged document file). The method of delivery is at your own option and risk. You are responsible for making sure that the Election Form and Eligible Option Information Sheet are delivered to the person indicated above. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Election Form and Eligible Option Information Sheet before 12:00 midnight, U.S. Eastern Time, on October 18, 2010. In particular, after 5:00 p.m. U.S. Eastern Time on October 18, 2010, you may not deliver your Election Form via hand delivery or interoffice mail because the Stock Plan Administrator will not be available to accept your Election Form. After 5:00 p.m. and before 12:00 midnight U.S. Eastern Time on October 18, 2010 you may submit your Election form only by facsimile or by email (by PDF or similar imaged document filed).

Determination of Validity; Rejection of Eligible Options; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine the number of shares subject to Eligible Options and all questions as to form of documents and the validity, form, eligibility, time of receipt and acceptance of any tender of Eligible Options. Neither Luna Innovations nor any other person is obligated to give notice of any defects or irregularities in tenders. No tender of Eligible Options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering Eligible Optionholder or waived by us. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determination of these matters will be final and binding on all parties. This is a one-time offer, and we will strictly enforce this offer period, subject only to any extension of the expiration date of the Exchange Offer that we may grant in our sole discretion. Subject to Rule 13e-4 under the Exchange Act, we also reserve the right to waive any of the conditions of this Exchange Offer or any defect or irregularity in any tender with respect to any particular Eligible Options or any particular Eligible Optionholder.

Our Acceptance Constitutes an Agreement. Your tender of Eligible Options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of this Exchange Offer and will be controlling, absolute and final, subject to your withdrawal rights under Section 4 (“Withdrawal Rights”) and our acceptance of your tendered Eligible Options in accordance with Section 5 (“Acceptance of Eligible Options for Exchange; Issuance of New Options”). Our acceptance for exchange of Eligible Options tendered by you pursuant to this Exchange Offer will constitute a binding agreement between Luna Innovations and you upon the terms and subject to the conditions of this Exchange Offer.

Subject to our rights to terminate and amend this Exchange Offer in accordance with Section 6 (“Conditions of This Exchange Offer”), we expect to accept and cancel, on the day the Exchange Offer expires, all properly tendered Eligible Options that have not been validly withdrawn, and we also expect to grant the New Options on the same day. You will be required to enter into a stock option agreement governing the terms of each New Option issued to you, which we will distribute promptly following the expiration date of the Exchange Offer. If the expiration date of the Exchange Offer is extended, then the cancellation date and the New Option grant date would be similarly extended.

Section 4. Withdrawal Rights.

If you elect to accept this Exchange Offer as to some or all of your Eligible Options and later change your mind, you may withdraw your tendered option grants by following the procedure described in this Section 4. Please note that, just as you may not tender only part of an Eligible Option, you also may not withdraw your election with respect to only a portion of an Eligible Option. If you elect to withdraw a previously tendered Eligible Option, you must withdraw the entire Eligible Option, but need not withdraw any other tendered Eligible Options.

We will permit any options tendered in the Exchange Offer to be withdrawn at any time during the period the Exchange Offer remains open and, if not yet accepted for exchange, after the expiration of 40 business days from the commencement of the Exchange Offer. Please note that, upon the terms and subject to the conditions of this Exchange Offer, we still expect to accept for exchange all Eligible Options properly tendered and not validly withdrawn on the expiration date of the exchange offer, which is expected to be 12:00 midnight, U.S. Eastern Time, on October 18, 2010 unless further extended.

To validly withdraw tendered Eligible Options, you must deliver to us (using one of the same delivery methods described in Section 3) a properly completed and signed Notice of Withdrawal while you still have the right to withdraw the tendered option grants. Your tendered Eligible Options will not be considered withdrawn until we receive your properly completed and signed Notice of Withdrawal. If you miss the deadline for withdrawal but remain an Eligible Optionholder of Luna Innovations or one of our subsidiaries, any previously tendered Eligible Options will be cancelled and exchanged pursuant to this Exchange Offer. The method of delivery is at your own option and risk. You are responsible for making sure that the Notice of Withdrawal is delivered to the person indicated in Section 3 above. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Notice of Withdrawal on time. In particular, after 5:00 p.m. U.S. Eastern Time on October 18, 2010, you may not deliver your Notice of Withdrawal Form via hand delivery or interoffice mail because the Stock Plan Administrator will not be available to accept your Notice of Withdrawal Form. After 5:00 p.m. and before 12:00 midnight U.S. Eastern Time on October 18, 2010 you may submit your Notice of Withdrawal Form only by facsimile or by email (by PDF or similar imaged document filed).

The Notice of Withdrawal must specify the Eligible Options to be withdrawn. Except as described in the following sentence, the Notice of Withdrawal must be signed by the Eligible Optionholder who tendered the Eligible Options to be withdrawn exactly as such Eligible Optionholder’s name appears on the Election Form previously submitted. If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be identified on the Notice of Withdrawal. We have filed a form of the Notice of Withdrawal as an exhibit to the Schedule TO, with the SEC. We will deliver a copy of the Notice of Withdrawal form to all option holders that validly elect to participate in this Exchange Offer.

You may not rescind any withdrawal, and any Eligible Options you withdraw will thereafter be deemed not properly tendered for purposes of this Exchange Offer, unless you properly re-tender those Eligible Options before the expiration date of the Exchange Offer by following the procedures described in Section 3 of this Exchange Offer.

Neither we nor any other person is obligated to give notice of any defects or irregularities in any Notice of Withdrawal, nor will anyone incur any liability for failing to give notice of any defects or irregularities. We will determine all questions as to the form and validity, including time of receipt, of Notices of Withdrawal. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determinations of these matters will be final and binding.

Section 5. Acceptance of Eligible Options For Exchange; Issuance of New Options.

Upon the terms and subject to the conditions of this Exchange Offer, we expect to accept for exchange all Eligible Options properly tendered and not validly withdrawn on the expiration date of the Exchange Offer, which is currently scheduled to expire at 12:00 midnight, U.S. Eastern Time, on October 18, 2010. Once we have accepted Eligible Options tendered by you, the Eligible Options you tendered will be cancelled and you will no longer have any rights under the tendered Eligible Options. We expect to issue the New Options on the expiration date of the Exchange Offer. We will issue stock option agreements for the New Options promptly after we issue the New Options. If this Exchange Offer is extended, then the New Option grant date will be similarly extended.

Promptly after we cancel Eligible Options tendered for exchange, we will send each tendering Eligible Optionholder a “confirmation letter” indicating the Eligible Options that we have accepted for exchange, the date of acceptance and grant date of the New Options, and the number of shares underlying such New Options that were issued to each tendering option holder. We have filed a form of this letter with the SEC as an exhibit to the Schedule TO.

If you have tendered Eligible Options under this Exchange Offer and your employment terminates for any reason, or if you receive or submit a notice of termination, before the Exchange Offer expires, you will no longer be eligible to participate in the Exchange Offer, and we will not accept your Eligible Options for cancellation. In that case, generally you may exercise your existing options for a limited time after your termination date to the extent they are vested and in accordance with their terms.

Promptly following the expiration date of the Exchange Offer, if you had tendered an option that is not an Eligible Option or was otherwise not accepted for exchange, we will send you a separate notification explaining why your tendered option did not qualify as an Eligible Option or otherwise was not accepted for exchange. We have filed a form of this letter with the SEC as an exhibit to the Schedule TO.

Section 6. Conditions of This Exchange Offer.

Notwithstanding any other provision of this Exchange Offer, we will not be required to accept any Eligible Options tendered for exchange, and we may terminate or amend this Exchange Offer, in each case subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the date hereof and prior to the expiration date of the Exchange Offer, any of the following events has occurred, or has been determined by us, in our reasonable judgment, to have occurred:

(a)	the Market Price is equal to or greater than $5.00;

(b)	there shall have been threatened or instituted any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Exchange Offer, the cancellation of some or all of the Eligible Options tendered for exchange, the issuance of New Options or otherwise relates in any manner to the Exchange Offer or that, in our reasonable judgment, could materially affect our business, condition (financial or other), assets, income, operations, prospects or stock ownership;

(c)	there shall have been threatened, instituted or taken, any action, or any approval, exemption or consent shall have been withheld, or any statute, rule, regulation, judgment, order or injunction shall have been proposed, sought, promulgated, enacted, entered, amended, interpreted, enforced or deemed to be applicable to the Exchange Offer or us, by or from any court or any regulatory or administrative authority, agency or tribunal that, in our reasonable judgment, would directly or indirectly:

(i)	make it illegal for us to accept some or all of the tendered Eligible Options for exchange, or to issue some or all of the New Options, or otherwise restrict or prohibit consummation of this Exchange Offer or otherwise relate in any manner to this Exchange Offer;

(ii)	delay or restrict our ability, or render us unable, to accept the tendered Eligible Options for exchange or to grant New Options for some or all of the tendered Eligible Options; or

(iii)	impair the contemplated benefits of the Exchange Offer to us;

(d)	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or automated quotation system or in the over-the-counter market;

(e)	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States;

(f)	the commencement or escalation of a war or other national or international calamity directly or indirectly involving the United States, which could reasonably be expected to affect materially or adversely, or to delay materially, the completion of the Exchange Offer;

(g)	a tender or exchange offer (other than this Exchange Offer) with respect to some or all of our capital stock, or a merger or acquisition proposal for us, shall have been proposed, announced or publicly disclosed or we shall have learned that:

(i)	any person, entity or “group” within the meaning of Section 13(d)(3) of the Exchange Act has acquired more than 5% of our outstanding common stock, other than a person, entity or group which had publicly disclosed such ownership with the SEC prior to the date of commencement of the Exchange Offer,

(ii)	any such person, entity or group which had publicly disclosed such ownership prior to such date has acquired additional common stock constituting more than 1% of our outstanding shares, or

(iii)	any new group has been formed that beneficially owns more than 5% of our outstanding common stock that in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with the Exchange Offer or with such acceptance for exchange of eligible options;

(h)	any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with the Exchange Offer, other than as contemplated as of the commencement date of this offer (as described in Section 11 of this Exchange Offer);

(i)	a material loss or interference with our business or properties from fire, explosion, earthquake, flood or other casualty, whether or not covered by insurance, or from any labor dispute;

(j)	a substantial decline or increase in our stock price or significant volatility in the market price of our stock resulting from any number of factors, including fluctuations in our operating results, announcements of technological innovations or new products, the announcement, commencement, developments in proprietary rights, or changes in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on our business, condition (financial or other), operating results, operations or prospects or on the trading in our common stock, or that, in our reasonable judgment, makes it inadvisable to proceed with the Exchange Offer;

(k)	any of the situations described above existed at the time of commencement of the offer and that situation, in our reasonable judgment, deteriorates materially after commencement of the Exchange Offer;

(l)	changes in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on our business, financial condition, operating results, operations or prospects or on the trading in our common stock, or that, in our reasonable judgment, makes it inadvisable to proceed with the Exchange Offer; or

(m)	any changes occur in our business, financial condition, assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is or may be material to us.

The conditions to this Exchange Offer are for our benefit. We may assert them prior to the expiration date of the Exchange Offer regardless of the circumstances giving rise to them (other than circumstances caused by our action or inaction). In particular, if the Market Price is equal to or greater than $5.00, we will terminate this Exchange Offer and we will not be able to accept for exchange any of the Eligible Options that may have been tendered. We may waive the conditions, in whole or in part, at any time and from time to time prior to the expiration date of the Exchange Offer, whether or not we waive any other condition to this Exchange Offer. Subject to any order or decision by a court or arbitrator of competent jurisdiction, any determination we make concerning the events described in this Section 6 will be final and binding upon all persons.

Section 7. Price Range of Our Common Stock.

The Eligible Options give Eligible Optionholders the right to acquire shares of our common stock. None of the Eligible Options are traded on any trading market. Our common stock traded on The NASDAQ Global Market under the symbol “LUNA” from our initial public offering on June 2, 2006 until September 8, 2009. Since that date our common stock has been traded on The NASDAQ Capital Market under the symbol “LUNA.”

The following table sets forth on a per share basis the high and low sales prices for our common stock on the NASDAQ, as applicable, during the periods indicated.

Year Ending December 31, 2010	High	Low
First quarter	$5.00	$2.15
Second quarter	$2.94	$2.00
Third quarter (through August 31, 2010)	$2.30	$1.69

Year Ended December 31, 2009	High	Low
First quarter	$2.40	$1.00
Second quarter	$1.90	$0.35
Third quarter	$3.29	$0.26
Fourth quarter	$2.89	$1.06

Year Ended December 31, 2008	High	Low
First quarter	$8.92	$4.53
Second quarter	$8.50	$3.75
Third quarter	$6.38	$3.03
Fourth quarter	$4.43	$1.48

As of August 31, 2010 we had 102 stockholders of record and 13,244,359 shares were issued and outstanding. Because brokers and other institutions on behalf of stockholders hold many of our shares, we are unable to estimate the total number of beneficial stockholders represented by these record holders. On September 16, 2010, the closing price for our common stock as reported on NASDAQ was $2.12 per share. We recommend that you obtain current market quotations for our common stock before deciding whether or not to tender your Eligible Options. The price of our common stock has been, and in the future may be, volatile and could decline. The trading price of our common stock has fluctuated in the past and is expected to continue to do so in the future as a result of a number of factors, many of which are outside our control. In addition, the stock market has experienced extreme price and volume fluctuations that have affected the market prices of many companies and that have often been unrelated or disproportionate to the operating performance of those companies.

Section 8. Source and Amount of Consideration; Terms of New Options.

Consideration. The New Options issued in exchange for Eligible Options in the Exchange Offer will be issued under the 2006 Plan.

As of August 31, 2010 there were outstanding Eligible Options, held by 116 optionholders, to purchase an aggregate of 874,772 shares of our common stock, with a weighted average exercise price of $5.87 per share, all of which were issued under the 2006 Plan. The maximum number of shares subject to New Options that may be issued under this Exchange Offer depends upon the greater of (i) the closing price of our common stock as reported on NASDAQ on the Exchange Offer Determination Date or (ii) 125% of the average closing price of our common stock as reported on NASDAQ for the 60-day period ending on the Exchange Ratio Determination Date. Based on our analysis, assuming all Eligible Options were tendered in the Exchange Offer, New Options covering a maximum number of approximately 759,690 shares would be granted.

Terms of New Options. Each New Option will have substantially the same terms and conditions as the surrendered Eligible Option it replaces, except that:

•

Your New Option will represent the right to purchase fewer shares than the Eligible Option tendered for exchange. To determine the number of shares subject to your New Option, we will use an exchange ratio that is designed to maintain approximately the same fair value of the New Options (at the time of grant), for our accounting purposes, as the fair value of the Eligible Options you surrender for exchange (at the time immediately prior to cancellation). The exchange ratios used in the Exchange Offer will be calculated using the Black-Scholes option pricing model (as described below in Section 8 (“Source and Amount of Consideration; Terms of New Options”) of this Exchange Offer) and based upon the greater of (i) the closing price of our common stock as reported on NASDAQ on the Exchange Ratio Determination Date or (ii) 125% of the average closing price of our common stock as reported on NASDAQ for the 60-day period ending on the Exchange Ratio Determination Date. While the exercise price of the New Options will be determined using the higher of the Market Price or the price that is 125% of the 60-day average closing price as of the expiration date of this Exchange Offer, as described below, the exchange ratio will be determined using the greater of the closing price of our common stock on the Exchange Ratio Determination Date or 125% of the 60-day average of the closing price as of the Exchange Ratio Determination Date, even if this price is lower than the new exercise price.

•

The exercise price per share for your New Option will be equal to the greater of (i) the Market Price or (ii) 125% of the average closing price of our common stock as reported on NASDAQ for the 60-day period ending on the expiration date of the Exchange Offer.

•	Each New Option will have the same vesting schedule and expiration date as the tendered Eligible Option.

•

Eligible Options would be replaced with New Options granted under, and thus subject to the terms of, the 2006 Plan. The terms and conditions of your Eligible Options are set forth in the option agreements and the 2006 Plan. The terms of the 2006 Plan are summarized below in this section and we have filed a copy of the 2006 Plan as an exhibit to the Schedule TO, with the SEC. Additionally, a copy of the plan is available without charge to you by requesting the plan as described in Section 16 (“Additional Information”) below.

As noted above, the actual numbers of shares subject to New Options will be determined in accordance with exchange ratios calculated after the expiration of the Exchange Offer using a Black-Scholes option pricing model and the Market Price. The Black-Scholes option pricing model is a standard method for valuing options that is accepted as satisfying the requirements of the Financial Accounting Standards Board (FASB) Accounting Standards Codification Topic 718, “Compensation – Stock Compensation” (“ASC Topic 718”) (as described in Section 11 (“Status of Eligible Options Acquired by Us in This Exchange Offer; Accounting Consequences of This Exchange Offer”) below). A Black-Scholes option pricing model takes into account many variables, such as the volatility of our common stock and the expected term of an option. Setting the exchange ratio in this manner is intended to result in the issuance of New Options that have a fair value, for our accounting purposes, at the time of exchange approximately equal to the fair value of the Eligible Options they replace.

The Eligible Option Information Sheet that you received along with this Exchange Offer document and the Election Form includes hypothetical examples of the number of shares subject to New Options that may be granted at various assumed exercise prices calculated in this manner. As noted on the Eligible Option Information Sheet, the number of shares subject to New Options shown on the Eligible Option Information Sheet are hypothetical examples only and are based on assumptions made as of the date noted on the Eligible Option Information Sheet. The actual number of shares subject to New Options granted in exchange for tendered eligible options will be determined based upon the greater of the closing price of our common stock on the Exchange Ratio Determination Date or 125% of the 60-day average of the closing price as of the Exchange Ratio Determination Date. The New Options granted will be rounded down to the nearest whole number on a grant-by-grant basis. Adjustments to any of the assumptions, such as a change in the volatility of our stock or changes in the inputs to calculate expected term, used to calculate the information in the Eligible Option Information Sheet will result in a change to the number of shares subject to New Options that may be granted under this Exchange Offer. As a result, the number of shares subject to New Options set forth in the Eligible Option Information Sheet may not represent the actual number that you would receive in the Exchange Offer.

NOTHING IN THIS EXCHANGE OFFER SHOULD BE CONSTRUED TO CONFER UPON YOU THE RIGHT TO REMAIN AN EMPLOYEE OF LUNA INNOVATIONS OR ONE OF OUR SUBSIDIARIES. THE TERMS OF YOUR EMPLOYMENT WITH US REMAIN UNCHANGED. WE CANNOT GUARANTEE OR PROVIDE YOU WITH ANY ASSURANCE THAT YOU WILL NOT BE SUBJECT TO INVOLUNTARY TERMINATION OR THAT YOU WILL OTHERWISE REMAIN IN OUR EMPLOY UNTIL THE GRANT DATE FOR THE NEW OPTIONS OR THEREAFTER.

Amended and Restated 2006 Equity Incentive Plan. The following is a description of the principal provisions of the 2006 Plan that apply to option grants made under that plan, including the Eligible Options and New Options.

Eligibility. The 2006 Plan provides for the following types of stock awards to the following persons:

•	Incentive stock options, as defined under the Internal Revenue Code of 1986, as amended (the “Code”), which may be granted solely to employees (including officers); and

•

Nonstatutory stock options, restricted stock awards, stock appreciation rights, performance unit awards and performance share awards, all of which may be granted to our employees (including officers), directors and consultants and our parent and subsidiary corporations’ employees and consultants.

Term. The 2006 Plan automatically terminates on February 04, 2016, unless it is terminated earlier by the board of directors.

Administration. Pursuant to the terms of the 2006 Plan, the board of directors has delegated administration of the 2006 Plan to its compensation committee. In the discretion of the board of directors, in the case of stock awards intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, or that are made to persons who are subject to Section 16 of the Exchange Act, the compensation committee or a subcommittee may consist, respectively, solely of two or more “outside directors” within the meaning of Section 162(m) of the Code and solely of two or more “non-employee directors” within the meaning of Section 16 of the Exchange Act. Subject to the terms of the 2006 Plan, the compensation committee determines recipients, the numbers of shares subject to and types of stock awards to be granted and the terms and conditions of the stock awards, including the period of their exercisability and vesting. Subject to the limitations set forth below, the compensation committee will also determine the exercise, purchase or strike price of each stock award, the time periods and goals for any performance-based stock awards and has the authority to institute an exchange program whereby the exercise prices of outstanding awards may be reduced or outstanding awards may be surrendered in exchange for awards with a lower exercise price. As used in this discussion of the 2006 Plan, the “board of directors” refers to the compensation committee or any committee to which the board of directors delegates administration of the 2006 Plan (and, if applicable, such a subcommittee) as well as to the board of directors itself.

Stock Subject to the 2006 Plan. Subject to the provisions of the 2006 Plan relating to adjustments upon changes in stock, the aggregate number of shares of common stock of the Company that may be issued pursuant to stock awards under the 2006 Plan will not exceed 1,695,690 shares of common stock, plus (i) any shares remaining available for grant under the Company’s 2003 Stock Plan (the “2003 Plan”) as of the effective date of the 2006 Plan and (ii) any shares that otherwise would have been returned to our 2003 Plan on or after the effective date of the 2006 Plan as a result of termination of options or the repurchase of shares issued under the 2003 Plan. The 2006 Plan also contains an “evergreen” provision providing that an additional number of shares is automatically added to the shares authorized for issuance under the 2006 Plan on the first day of each fiscal year. The number of shares added each calendar year is equal to the lesser of (i) ten percent (10%) of the total number of shares of outstanding common stock on the first day of the fiscal year, (ii) 1,695,690 shares or (iii) an amount determined by the board of directors.

No person may be granted an option under the 2006 Plan to purchase more than 423,922 shares of common stock in any fiscal year. However, in connection with her or her initial commencement of service, a person may be granted an option under the 2006 Plan to purchase up to 1,554,382 shares of common stock. Shares may be issued in connection with a merger or acquisition as permitted by the rules of the applicable national securities exchange, and any such issuance would not reduce the number of shares available for issuance under the 2006 Plan.

If a stock award granted under the 2006 Plan or the 2003 Plan (i) expires or otherwise terminates without having been exercised in full or (ii) is settled in cash (i.e., the holder of the stock award receives cash rather than stock), such expiration, termination or settlement will not reduce (or otherwise offset) the number of shares of the common stock that may be issued pursuant to the 2006 Plan. Additionally, if any shares of common stock issued pursuant to a stock award granted under the 2006 Plan or the 2003 Plan are forfeited back to the Company because of the failure to vest or because they are surrendered pursuant to an exchange program, then the shares which are forfeited or surrendered will revert to and again become available for issuance under the 2006 Plan.

As of August 31, 2010 stock awards covering 3,053,720 shares of our common stock were outstanding under the 2006 Plan and approximately 3,533,728 shares remained available for future stock awards.

Stock Option Awards. Stock options are granted pursuant to stock option agreements. The board of directors determines the exercise price of options granted under the 2006 Plan, except that the exercise price of incentive stock options must be at least 100% of the fair market value of the common stock on the date of the grant and, in some cases, at least 110% of such fair market value, as described below. In addition, the exercise price for any nonstatutory stock option intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code cannot be less than 100% of the fair market value of the common stock on the date of grant.

Options granted under the 2006 Plan vest at the rate and under the terms and conditions specified in the option agreement. In general, stock options granted under the 2006 Plan may not be exercised after the expiration of ten years from the date of grant. If an optionholder’s relationship with us, or any affiliate of ours, terminates for any reason other than disability or death, the optionholder may exercise his or her option (to the extent that such option was vested at the time of termination), but only within the period of time ending on the earlier of (i) three months following such termination (or such longer or shorter period as specified in the option agreement) or (ii) the expiration of the maximum term of the option as set forth in the option agreement. If an optionholder’s relationship with us, or any affiliate of ours, terminates due to disability, the optionholder may exercise his or her option (to the extent that such option was vested at the time of termination), but only within the period ending on the earlier of (i) twelve months following such termination (or such longer or shorter period as specified in the option agreement) or (ii) the expiration of the maximum term of such option as set forth in the option agreement. If an optionholder’s relationship with us, or any affiliate of ours, terminates as a result of the optionholder’s death or the optionholder dies within a specified period after termination of service, the optionholder’s estate, heirs or designated beneficiaries may exercise the option (to the extent that such option was vested at the time of death), but only within the period ending on the earlier of (i) twelve months following the optionholder’s death (or such longer or shorter period as specified in the option agreement) or (ii) the expiration of the maximum term of the option as set forth in the option agreement. If an option is not exercised within the time specified in the option agreement, such option terminates.

Common stock issued pursuant to stock options granted under the 2006 Plan may, at the discretion of the board of directors, be paid for (i) in cash, check or by promissory note, (ii) pursuant to a cashless exercise program implemented by the Company in connection with the 2006 Plan, (iii) by delivery of other common stock of Luna Innovations, (iv) by reduction in the amount of any Company liability to the optionholder, (iv) any combination of the foregoing methods of payment, or (vi) in any other form of legal consideration acceptable to the board of directors.

Generally, an optionholder may not transfer a stock option other than by will or the laws of descent and distribution unless the optionholder holds a nonstatutory stock option and the terms of the stock option agreement provide otherwise. However, an optionholder may designate a beneficiary who may exercise the option following the optionholder’s death.

Tax Limitations on Incentive Stock Option Grants. Incentive stock options may be granted only to our employees. The aggregate fair market value, determined at the time of grant, of shares of our common stock with respect to incentive stock options that are exercisable for the first time by an optionholder during any calendar year under all of our stock plans may not exceed $100,000. The stock options or portions of stock options that exceed this limit are treated as nonqualified stock options. No incentive stock option may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of the total combined voting power of Luna Innovations or of any affiliate unless the following conditions are satisfied:

•	The option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant; and

•	The term of the incentive stock option award does not exceed five years from the date of grant.

Adjustments Upon Changes in Stock. In the event of a dividend or other distribution, recapitalization, stock split, or other change in the corporate structure of the Company affecting the common stock subject to the 2006 Plan or subject to any stock award, the class(es) and maximum number of shares subject to the 2006 Plan, the numerical share and annual award limits applicable under the 2006 Plan and the class(es) and number of shares and price per share of stock subject to outstanding stock awards will be appropriately adjusted.

Change in Control. In the event of a change in control, the successor corporation or its parent or subsidiary will assume or substitute an equivalent award for each outstanding award under the 2006 Plan. If there is no assumption or substitution of outstanding awards, the board of directors will provide notice to the recipient that he or she has the right to exercise the option and stock appreciation right as to all of the shares subject to the award, all restrictions on restricted stock will lapse, and all performance goals or other vesting requirements for performance shares and units will be deemed achieved, and all other terms and conditions met. The option or stock appreciation right will terminate upon the expiration of the period of time the board of directors provides in the notice. In the event the service of an outside director is terminated on or following a change in control, other than pursuant to a voluntary resignation, his or her options and stock appreciation rights will fully vest and become immediately exercisable, all restrictions on restricted stock will lapse, and all performance goals or other vesting requirements for performance shares and units will be deemed achieved, and all other terms and conditions met.

For purposes of the 2006 Plan, a change in control generally includes a transaction in which any person acquires 50% or more of our voting securities, a sale or disposition of substantially all our assets, certain changes in the composition of our incumbent board within a two-year period, or a merger or consolidation of Luna Innovations with another entity and in which our stockholders do not hold at least 50% of the voting securities of the surviving entity or its parent corporation following the transaction.

Amendments to the 2006 Plan. The board of directors has the authority to amend the 2006 Plan, so long as the action does not impair any stock award previously granted under the 2006 Plan, unless mutually agreed between the holder of the award and the board of directors. In addition, no amendment will be effective unless approved by our stockholders where the amendment requires stockholder approval under applicable law or stock exchange requirements. The board of directors may, in its sole discretion, submit any other amendment to the 2006 Plan for stockholder approval.

Termination or Suspension of the 2006 Plan. The board of directors may suspend or terminate the 2006 Plan at any time. No stock awards may be granted under the 2006 Plan while the 2006 Plan is suspended or after it is terminated.

Section 9. Information Concerning Us; Financial Information.

Information Concerning Us. We research, develop and commercialize innovative technologies in two primary areas of focus: (1) test & measurement, sensing, and instrumentation products; and (2) health care products. We have a business model that is designed to accelerate the process of bringing new and innovative products to market. We identify technologies that can fulfill large and unmet market needs and then take these technologies from the applied research stage through commercialization. The strength of our business model is exemplified by our track record in taking innovative technologies from the applied research stage through product development and ultimately to the creation of independent businesses. For example, we have created five companies in our areas of focus, two of which were sold to industry leaders in their fields and two of which were financed by private venture capital. In addition, we have developed more than a dozen products serving several industries including energy, telecommunications, life sciences and defense.

We were incorporated in the Commonwealth of Virginia in 1990 and reincorporated in the State of Delaware in April 2003. We completed our initial public offering in June 2006. Our executive offices are located at 1 Riverside Circle, Suite 400, Roanoke, Virginia 24016, and our main telephone number is (540) 769-8400.

Financial Information. We have presented below our selected consolidated financial data. The following selected consolidated financial data should be read in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC on March 26, 2010 and in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010 filed with the SEC on August 16, 2010, both of which are incorporated herein by reference. The selected consolidated statements of operations data for the fiscal years ended December 31, 2009 and 2008 and the selected consolidated balance sheet data as of December 31, 2009 and 2008 are derived from our audited consolidated financial statements that are included in our Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC on March 26, 2010. The selected consolidated statements of operations data for the three and six months ended June 30, 2010 and 2009 and the selected consolidated balance sheet data as of June 30, 2010 are derived from our unaudited condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2010. Our interim results are not necessarily indicative of results for the full fiscal year and our historical results are not necessarily indicative of the results to be expected in any future period.

	Years Ended December 31,		Three Months Ended June 30,		Six Months Ended June 30,
In thousands, except share and per share data	2009	2008	2010	2009	2010	2009
Consolidated Statement of Operations Data:
			Unaudited		Unaudited
Revenues:
Technology Division revenues	$25,323	$26,839	$6,092	$6,447	$11,903	$13,329
Products sales and licensing revenues	9,249	10,059	2,907	2,215	4,982	3,826

Total revenues	34,572	36,898	8,999	8,662	16,884	17,155
Cost of revenues:
Technology development division costs	17,239	17,626	4,193	4,271	8,025	9,169
Product sales and licensing costs	4,577	5,231	1,500	1,048	2,719	1,927

Total cost of revenues	21,815	22,857	5,693	5,320	10,744	11,096

Gross profit	12,757	14,041	3,306	3,342	6,140	6,059
Operating expense	30,200	21,473	3,781	5,592	7,712	48,438

Operating loss	(17,444)	(7,432)	(475)	(2,250)	(1,572)	(42,378)
Other income (expense), net	1	1,336	0	(17)	(15)	(18)
Interest income (expense), net	(504)	(190)	(143)	(140)	(228)	(299)

Loss before reorganization items and income tax	(17,947)	(6,286)	(618)	(2,407)	(1,814)	(42,695)
Reorganization Costs	1,898	—	0	0	0	0

Loss before income tax	(19,845)	(6,286)	(618)	(2,407)	(1,814)	(42,695)
Income tax (benefit) expense	600	—				600

Net loss	(20,445)	(6,286)	(618)	(2,407)	(1,814)	(43,295)
Preferred stock dividend			93	0	175	0
Net loss attributable to common stockholders	(20,445)	(6,286)	(711)	(2,407)	(1,989)	(43,295)

Net loss per common share:
Basic	$(1.82)	$(0.57)	$(0.05)	(0.21)	$(0.16)	(3.87)
Diluted	$(1.82)	$(0.57)	$(0.05)	(0.21)	$(0.16)	(3.87)
Weighted-average number of shares used in per share calculations:
Basic	11,232,716.00	10,974,010.00	12,946,802.00	11,207,021.00	12,739,201.00	11,184,348.00
Diluted	11,232,716.00	10,974,010.00	12,946,802.00	11,207,021.00	12,739,201.00	11,184,348.00

	December 31,		June 30,
	2009	2008	2010	2009
			Unaudited
Consolidated Balance Sheet Data:
Cash and cash equivalents	$5,229	$15,519	$6,268	$12,110
Working capital	16,529	14,992	7,190	(27,378)
Total assets	21,758	34,017	22,504	27,348
Total current liabilities	5,556	11,129	10,716	49,737
Total debt	5,000	10,000	4,569	9,286
Stockholder’s equity (deficit)	(2,860)	14,316	8,516	(27,389)

Ratio of Earnings to Fixed Charges. We had net losses for the years ended December 31, 2009 and December 31, 2008, and for the three and six months ended June 30, 2010 and June 30, 2009; therefore, the calculation of our ratio of earnings to fixed charges for such periods is not applicable.

Book Value per Share. Our book value per share as of our most recent balance sheet dated June 30, 2010 was $0.32. Book value per share is the value of our total stockholders’ equity minus preferred stock equity divided by the number of our issued and outstanding shares of common stock, which at June 30, 2010 was 13,119,866.

Additional Information. For more information about us, please refer to our Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC on March 26, 2010, our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010 filed with the SEC on August 16, 2010 and our other filings made with the SEC. We recommend that you review the materials that we have filed with the SEC before making a decision on whether or not to tender your Eligible Options. We will also provide without charge to you, upon your written or oral request, a copy of any or all of the documents to which we have referred you. See Section 16 (“Additional Information”) for more information regarding reports we file with the SEC and how to obtain copies of or otherwise review such reports.

Section 10. Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Our Securities.

As of August 31, 2010, our executive officers and directors (11 persons 4 executive officers and 7 directors, none of whom are currently officers) as a group held outstanding option grants to purchase an aggregate of 1,613,698 shares of our common stock with a weighted average exercise price of $3.14. Our directors and Section 16 Officers are not eligible to participate in the Exchange Offer. However, assuming that the New Option exercise price is $2.60, 125% of the average closing price of our common stock 60 days prior to August 31, 2010, our officers who are not Section 16 Officers as a group would hold Eligible Options to purchase an aggregate of 202,000 shares of our common stock with a weighted average exercise price of $6.55 per share immediately prior to the scheduled expiration of the Exchange Offer. Applying the same assumptions set forth in the preceding sentence, Eligible Options held by all Eligible Optionholders to purchase an aggregate of approximately 874,772 shares of our common stock with a weighted average exercise price of $5.87 per share would be outstanding immediately prior to the scheduled expiration of the Exchange Offer.

The following table shows the aggregate number of shares subject to Eligible Options held by our non-Section 16 officers who are Eligible Optionholders as of August 31, 2010 and the aggregate number of shares subject to New Options that they may receive in the Exchange Offer assuming, for purposes of illustration only, that: (1) each non-Section 16 officer decides to exchange all of his or her Eligible Options, and (2) New Option exercise price is $2.60, 125% of the average closing price of our common stock 60 days prior to August 31, 2010.

Maximum Number of Shares Underlying Eligible Options	Percentage of Shares Underlying Eligible Options	Weighted Average Exercise Price	Weighted Average Remaining Life (in years)	New Option Exercise Price	Hypothetical Number of Shares Underlying New Options that May be Granted Based on Specified Assumptions
202,000	23.09	6.55	7.40	2.60	172,393

Except as otherwise described in this Exchange Offer or in our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, and other than outstanding stock options and other stock awards granted to our directors, executive officers and other employees and consultants pursuant to our various equity incentive plans, which are described in the notes to our consolidated financial statements as set forth in the above-referenced Annual and Quarterly Reports, and our stock sale restriction agreements with certain of our executive officers described below, neither we nor, to our knowledge, any of our executive officers or directors, any person controlling us or any executive officer or director of such control person, is a party to any agreement, arrangement or understanding with respect to any of our securities, including but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

Dale Messick, our Interim President and Chief Executive Officer, and Scott Graeff, our Chief Commercialization Officer and Interim Chief Financial Officer, have entered into stock sale restriction agreements with us under which each of them has agreed not to sell more than 10% of his stock holdings during 2010 for so long as he is employed by us. Our executive officers did not sell any stock during 2009.

On January 12, 2010, we entered into an Amended and Restated Investor Rights Agreement (the “Rights Agreement”) with Carilion Clinic, our largest stockholder (“Carilion”), and certain of our other stockholders, including Dr. Kent Murphy, our former Chief Executive Officer. Dr. Murphy is a member of our board of directors. Dr. Edward Murphy, the President and Chief Executive Officer of Carilion, is also a member of our board of directors. As part of the Rights Agreement, we granted to Carilion and Dr. Kent Murphy rights to require us to effect the registration of their shares of our capital stock with the SEC under specified circumstances. The Rights Agreement also contains certain restrictions on the transfer of the shares held by Carilion and Dr. Kent Murphy.

On January 12, 2010, we also entered into a Securities Purchase and Exchange Agreement with Carilion in which Carilion agreed to exchange all its outstanding Senior Convertible Promissory Notes of Luna held by Carilion for (i) 1,321,514 newly-issued shares of Series A Convertible Preferred Stock, with a par value of $.001 per share (the “ Preferred Stock”), and (ii) a warrant (the “ New Warrant”) to purchase 356,000 shares of our common stock with an exercise price of $2.50 per share. We also agreed to reduce the exercise price to $2.50 per share of an existing Carilion warrant to acquire 10,000 shares of our common stock (the “Existing Warrant,” and together with the New Warrant, the “ Warrants”) and to extend the expiration date of such Existing Warrant to December 31, 2020. The Rights Agreement also provides Carilion certain registration rights with respect to the shares of our common stock that may be issued upon conversion of the Preferred Stock and upon exercise of the Warrants.

In connection with Dr. Murphy’s resignation as our Chief Executive Officer, on August 13, 2010, we and Dr. Murphy entered into a letter agreement relating to Dr. Murphy’s registration rights for his shares of the Company’s common stock under the Rights Agreement. Under the letter agreement, Dr. Murphy agreed, through the period ending December 31, 2011 (the “Restricted Period”), that he will not sell or otherwise make certain transfers of his shares of common stock, including in reliance on the exemption from registration under Rule 144 under the Securities Act of 1933, as amended, and will not exercise certain of his registration rights under the Rights Agreement during the Restricted Period, except that he may request one registration on Form S-3 during the Restricted Period for the registration of up to 800,000 shares of common stock then held by him, subject to compliance with the terms of the Rights Agreement.

Section 11. Status of Eligible Options Acquired by Us in This Exchange Offer; Accounting Consequences of This Exchange Offer.

Eligible Options that we accept for exchange and acquire pursuant to this Exchange Offer will be cancelled as of the expiration date of the Exchange Offer and the shares of common stock underlying such grants will be allocated to the New Options to be issued in exchange for such Eligible Options. Consistent with the terms of the 2006 Plan, the pool of shares available for the grant of future awards under the 2006 Plan will be increased by that number of shares equal to the difference between (a) the number of shares subject to tendered Eligible Options issued under the 2006 Plan and (b) the number of shares subject to the New Options issued under the 2006 Plan.

We have adopted the provisions of ASC Topic 718 regarding accounting for share-based payments. Under ASC Topic 718, we will recognize the incremental compensation cost of the New Options granted in the Exchange Offer. The incremental compensation cost will be measured as the excess, if any, of the fair value of the New Options to employees in exchange for surrendered Eligible Options, over the fair value of the Eligible Options surrendered in exchange for the New Options. The fair value of New Options will be measured as of the date they are granted and the fair value of the Eligible Options surrendered will be measured immediately prior to the cancellation. This incremental compensation cost will be recognized in compensation expense ratably over the vesting period of the New Options. However, because the exchange ratios will be calculated to result in the fair value of New Options being approximately equal to (or with an exercise price that may be higher than the common stock price used to calculate the exchange ratios) the fair value of the Eligible Options they are replacing, we do not expect to recognize any significant incremental compensation expense for financial reporting purposes as a result of the Exchange Offer.

Since these factors cannot be predicted with any certainty at this time and will not be known until the expiration of the Exchange Offer, we cannot predict the exact amount of the charge that would result from this Exchange Offer.

Section 12. Legal Matters; Regulatory Approvals.

We are not aware of any material pending or threatened legal actions or proceedings relating to the Exchange Offer. We are not aware of any margin requirements or anti-trust laws applicable to this Exchange Offer. We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of Eligible Options and issuance of New Options as contemplated by this Exchange Offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our New Options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will use commercially reasonable efforts to seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under this Exchange Offer to accept tendered Eligible Options for exchange and to issue New Options for tendered Eligible Options would be subject to obtaining any such governmental approval.

Section 13. Material United States Tax Consequences.

CIRCULAR 230 DISCLAIMER. THE FOLLOWING DISCLAIMER IS PROVIDED IN ACCORDANCE WITH THE INTERNAL REVENUE SERVICE’S CIRCULAR 230 (31 C.F.R. PART 10). THIS ADVICE IS NOT INTENDED OR WRITTEN TO BE USED, AND IT CANNOT BE USED BY YOU FOR THE PURPOSE OF AVOIDING ANY PENALTIES THAT MAY BE IMPOSED ON YOU.

Material United States Tax Consequences. The following is a summary of the anticipated material U.S. federal income tax consequences of participating in the Exchange Offer. The tax consequences of the Exchange Offer are not entirely certain, however, since the Internal Revenue Service is not precluded from adopting a contrary position, and the law and regulations themselves are subject to change. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to apply in all respects to all categories of optionholders. In addition, this discussion does not address any aspect of foreign, state or local income taxation or any other form of taxation that may be applicable to an optionholder.

We believe the exchange of Eligible Options for New Options pursuant to the Exchange Offer should be treated as a non-taxable exchange, and no income should be recognized for U.S. federal income tax purposes by us or the Eligible Optionholders upon the issuance of the New Options.

All Eligible Optionholders whose outstanding Eligible Options are exchanged for New Options under the Offer should not be required to recognize income for U.S. federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable event.

The New Options will generally be of the same type (for U.S. tax purposes) as the Eligible Options you tender for exchange. If the Eligible Option you tender for exchange is a nonstatutory stock option, the New Option you receive in its place will likewise be a nonstatutory stock option. If the Eligible Option you tender for exchange is an incentive stock option, the New Option you receive in its place will likewise be an incentive stock option to the maximum extent permitted by law. Note, however, that to the extent that the aggregate fair market value (determined as of the New Option grant date) of the shares of our common stock subject to your incentive stock options (including any New Options, Eligible Options that you did not tender for exchange, or other incentive stock options held by you that were not Eligible Options) that become exercisable during any calendar year exceeds $100,000, such excess portion will not constitute an incentive stock option and will instead be treated as a nonstatutory stock option.

You should also note that in order to receive favorable tax treatment for incentive stock options, the shares subject to the New Option must be held more than two (2) years after the New Option grant date and more than one (1) year after you exercise the New Option. Because the New Options will be deemed a completely new grant for purposes of the incentive stock option rules, employees will not receive any credit for the time during which they held their Eligible Options. As a result, in order for the new incentive stock options to be eligible for favorable U.S. federal tax treatment, you must wait to sell any shares you receive upon exercise of your new incentive stock option until the passage of more than two (2) years from the New Option grant date and more than one (1) year after you exercise the New Option. If these holding periods (and all other incentive stock option requirements) are met, any excess of the sale price of the shares issued upon exercise of the New Option over the exercise price of the New Option will be treated as long-term capital gain.

This Exchange Offer is currently expected to remain open for twenty-nine (29) calendar days. If we extend this Exchange Offer such that it is open for thirty (30) or more calendar days, Eligible Options that are incentive stock options held by U.S. employees who do not participate in this Exchange Offer will be considered to have been modified. The commencement date of the Exchange Offer (September 20, 2010) would be considered the modification date for purposes of determining whether the employee will receive favorable tax treatment with respect to the incentive stock options. As a result, if the Exchange Offer is held open for thirty (30) or more calendar days, then in order to receive favorable tax treatment with respect to any such incentive stock option, you must not dispose of any shares acquired with respect to the incentive stock option that was not tendered until the passage of more than two (2) years from the date this Exchange Offer commenced (September 20, 2010) (i.e., the date of the deemed modification) and more than one (1) year after the exercise of the option. If these holding periods (and all other incentive stock option requirements) are met, the excess of the sale price of the option shares over the exercise price of the option will be treated as long-term capital gain. For more detailed information, please see the information below.

Incentive Stock Options

Under current U.S. tax law, an option holder will not realize taxable income upon the grant of an incentive stock option. In addition, an option holder generally will not realize taxable income upon the exercise of an incentive stock option. However, an option holder’s alternative minimum taxable income will be increased by the amount that the aggregate fair market value of the shares underlying the option, which is generally determined as of the date of exercise, exceeds the aggregate exercise price of the option. Except in the case of an option holder’s death or disability, if an option is exercised more than three (3) months after the option holder’s termination of employment, the option ceases to be treated as an incentive stock option and is subject to taxation under the rules that apply to nonstatutory stock options.

If an option holder sells the option shares acquired upon exercise of an incentive stock option, the tax consequences of the disposition depend upon whether the disposition is “qualifying” or “disqualifying.” The disposition of the option shares is “qualifying” if it is made:

•	more than two (2) years after the date the incentive stock option was granted; and

•	more than one (1) year after the date the incentive stock option was exercised.

If the disposition of the option shares is qualifying, any excess of the sale price of the option shares over the exercise price of the option will be treated as long-term capital gain taxable to the option holder at the time of the sale. Any such capital gain would be taxed at the long-term capital gain rate in effect at the time of sale.

If the disposition is not qualifying, which is referred to as a “disqualifying disposition,” the excess of the fair market value of the option shares on the date the option was exercised (or, if less, the amount realized on the disposition of the shares) over the exercise price will be treated as ordinary income to the option holder at the time of the disposition. Any additional gain generally will be taxable at long-term or short-term capital gain rates, depending on whether the option holder has held the shares for more than one (1) year.

Unless an option holder engages in a disqualifying disposition, we will not be entitled to a deduction with respect to an incentive stock option. If an option holder engages in a disqualifying disposition, we generally will be entitled to a deduction equal to the amount of ordinary income taxable to the option holder.

Nonstatutory Stock Options

Under current law, an option holder generally will not realize taxable income upon the grant of a nonstatutory stock option. However, upon exercise of any New Options that are nonstatutory stock options, the Eligible Optionholders will recognize ordinary income equal to the excess, if any, of the fair market value of the purchased shares on the exercise date over the exercise price paid for those shares. Upon disposition of the stock, the Eligible Optionholders will recognize a capital gain or loss (which will be long- or short-term depending upon whether the stock was held for more than one year) equal to the difference between the selling price and the sum of the amount paid for the stock plus any amount recognized as ordinary income upon acquisition of the stock. The holding period for the shares acquired through exercise of an option will begin on the day after the date of exercise.

Our grant of a nonstatutory stock option will have no tax consequences to us. However, subject to Code Section 162(m) and certain reporting requirements, we generally will be entitled to a business expense deduction upon the exercise of a stock option in an amount equal to the amount of ordinary compensation income attributable to an Eligible Optionholder upon exercise. We have also attempted to comply with Code Section 409A by exchanging New Options that are granted with an exercise price that is at or above fair market value on the date of grant.

We will withhold all required local, state, federal, foreign and other taxes and any other amount required to be withheld by any governmental authority or law with respect to ordinary compensation income recognized with respect to the exercise of a nonstatutory stock option by an Eligible Optionholder who has been employed by us. We will require any such Eligible Optionholder to make arrangements to satisfy this withholding obligation prior to the delivery or transfer of any shares of our common stock.

The tax consequences for participating employees who are subject to the tax laws of a country other than the U.S. or of more than one country may differ from the U.S. federal income tax consequences summarized above. You should consult with your tax advisor to determine the personal tax consequences to you of participating in the Exchange Offer.

WE ADVISE ALL ELIGIBLE OPTIONHOLDERS WHO MAY CONSIDER EXCHANGING THEIR ELIGIBLE OPTION GRANTS TO CONSULT WITH THEIR OWN TAX ADVISORS WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PARTICIPATING IN THIS EXCHANGE OFFER.

Section 14. Extension of Exchange Offer; Termination; Amendment.

We may, from time to time, extend the period of time during which the Exchange Offer is open and delay accepting any Eligible Options tendered to us by disseminating notice of the extension to Eligible Optionholders by public announcement, written notice, including electronically posted or delivered notices, or otherwise as permitted by Rule 13e-4(e)(3) under the Exchange Act. If the Exchange Offer is extended, we will provide appropriate notice of the extension and the new expiration date no later than 9:00 a.m. U.S. Eastern Time on the next business day following the previously scheduled expiration date of the Exchange Offer. For purposes of this Exchange Offer, a “business day” means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight.

We also expressly reserve the right, in our reasonable judgment, prior to the expiration date of the Exchange Offer, to terminate or amend the Exchange Offer upon the occurrence of any of the conditions specified in Section 6 (“Conditions of This Exchange Offer”), by disseminating notice of the termination to Eligible Optionholders by public announcement, written notice, including electronically posted or delivered notices, or otherwise as permitted by applicable law. In particular, if the Market Price equals or exceeds $5.00, we will terminate this exchange offer and we will not be able to accept for exchange any of the Eligible Options that may have been tendered.

Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Section 6 (“Conditions of This Exchange Offer”), has occurred or is deemed by us to have occurred, to amend the Exchange Offer in any respect prior to the expiration date. Any notice of such amendment required pursuant to the Exchange Offer or applicable law will be disseminated promptly to Eligible Optionholders in a manner reasonably designed to inform Eligible Optionholders of such change and filed with the SEC as an amendment to the Schedule TO.

If we materially change the terms of this Exchange Offer or the information concerning this Exchange Offer, or if we waive a material condition of this Exchange Offer, we will extend the Exchange Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. Under these rules, the minimum period during which a tender or exchange offer must remain open following material changes in the terms of or information concerning a tender or exchange offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

In addition, if we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of such action and keep the Exchange Offer open for at least 10 business days after the date of such notification:

•	we increase or decrease the amount of consideration offered for the Eligible Options; or

•	we increase or decrease the number of Eligible Options that may be tendered in the Exchange Offer.

Section 15. Fees and Expenses.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Eligible Options pursuant to this Exchange Offer. You will be responsible for any expenses incurred by you in connection with your election to participate in this Exchange Offer, including, but not limited to, mailing, faxing and telephone expenses, as well as any expenses associated with any tax, legal or other advisor consulted or retained by you in connection with this Exchange Offer.

Section 16. Additional Information.

With respect to this Exchange Offer, we have filed with the SEC a Tender Offer Statement on Schedule TO, as may be amended, of which this Exchange Offer is a part. This Exchange Offer document does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. Before making a decision on whether or not to tender your Eligible Options, we highly recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with (or, in some cases, “furnished” to) the SEC:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 filed with the SEC on March 26, 2010, as amended by Amendment No. 1 filed with the SEC on April 14, 2010;

•	our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2010 filed with the SEC on August 16, 2010;

•	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2010 filed with the SEC on May 17, 2010;

•	our definitive Proxy Statement for our 2010 annual meeting of stockholders, filed with the SEC on April 20, 2010;

•

our Current Reports on Form 8-K, filed with the SEC on August 13, 2010, August 10, 2010, July 13, 2010, May 20, 2010, May 11, 2010, May 10, 2010, April 1, 2010, March 4, 2010, February 18, 2010, January 15, 2010, January 14, 2010 and January 11, 2010; and

•

the description of our common stock, which is registered under Section 12 of the Exchange Act, in our registration statement on Form 8-A, filed with the SEC on May 17, 2006, including any amendments or reports filed for the purpose of updating such description.

These filings may be examined, and copies may be obtained, at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, DC 20549. Our SEC file number is 000-52008.

You may obtain information on the operation of the public reference room by calling the SEC at (800) SEC-0330. Our SEC filings are also available to the public on the SEC’s Internet site at http://www.sec.gov. We also make available on or through our corporate website, free of charge, copies of these reports as soon as reasonably practicable after we electronically file or furnish it to the SEC. Our corporate website address is www.lunainnovations.com, and copies of our filings may be accessed by clicking on our “Investor Relations” tab or by contacting Investor Relations directly at ir@lunainnovations.com. Information contained on our website is not part of this Exchange Offer.

We will also promptly provide without charge to each person to whom we deliver a copy of this Exchange Offer, upon their written or oral request, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed, between the hours of 8:00 a.m. and 5:00 p.m., U.S. Eastern Time, to:

Luna Innovations Incorporated

Attention: Investor Relations

1 Riverside Circle, Suite 400,

Roanoke, Virginia 24016

Telephone: (540) 769-8400

Email: ir@lunainnovations.com

The information about us contained in this Exchange Offer should be read together with the information contained in the documents to which we have referred you.

Section 17. Miscellaneous.

We are not aware of any jurisdiction where the making of this Exchange Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of this Exchange Offer is not in compliance with applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, this Exchange Offer will not be made to, nor will tenders be accepted from or on behalf of, Eligible Optionholders residing in such jurisdiction.

This Exchange Offer and our SEC reports referred to above include forward-looking statements. Words such as “believes,” “will,” “should,” “could,” “expects,” “anticipates,” “estimates,” “plans,” “objectives,” and other similar statements of expectation identify forward-looking statements. These forward-looking statements involve risks and uncertainties, including those described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, that could cause actual results to differ materially from those expressed in the forward-looking statement. Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements. While we believe our plans, intentions and expectations reflected in these forward-looking statements are reasonable, these plans, intentions or expectations may not be achieved. WE ENCOURAGE YOU TO REVIEW THE RISK FACTORS CONTAINED IN OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2009 AND IN OUR QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED JUNE 30, 2010 BEFORE YOU DECIDE WHETHER TO PARTICIPATE IN THIS EXCHANGE OFFER.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR ELIGIBLE OPTIONS PURSUANT TO THIS EXCHANGE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS EXCHANGE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED DOCUMENTS. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU SHOULD NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

Luna Innovations Incorporated

September 20, 2010